UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

J.B. HUNT TRANSPORT SERVICES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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J.B. HUNT TRANSPORT SERVICES, INC.

615 J.B. Hunt Corporate Drive

Lowell, Arkansas 72745

479-820-0000

Internet Site: www.jbhunt.com

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held April 21, 2016

The Annual Meeting of Stockholders of J.B. Hunt Transport Services, Inc. (the “Company”) will be held April 21, 2016, at 10 a.m. (CDT) at the Company’s headquarters, located at 615 J.B. Hunt Corporate Drive in Lowell, Arkansas, for the following purposes:

(1) To elect Directors for a term of one (1) year

(2) To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2016 calendar year

(3) To consider a stockholder proposal regarding sexual orientation nondiscrimination policy

(4) To transact such other business as may properly come before the Annual Meeting or any adjournments thereof

Only stockholders of record on February 16, 2016, will be entitled to vote at the meeting or any adjournments thereof. The stock transfer books will not be closed.

The 2015 Annual Report to Stockholders is included in this publication.

By Order of the Board of Directors

DAVID G. MEE
Corporate Secretary

Lowell, Arkansas

March 10, 2016

YOUR VOTE IS IMPORTANT

PLEASE EXECUTE YOUR PROXY WITHOUT DELAY

J.B. HUNT TRANSPORT SERVICES, INC.

615 J.B. Hunt Corporate Drive

Lowell, Arkansas 72745

479-820-0000

Internet Site: www.jbhunt.com

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation of proxies by J.B. Hunt Transport Services, Inc. (the “Company”), on behalf of its Board of Directors (the “Board”), for the 2016 Annual Meeting of Stockholders (the “Annual Meeting”). The Proxy Statement and the related proxy card are being distributed on or about March 10, 2016.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF

PROXY MATERIALS FOR THE STOCKHOLDERS MEETING

TO BE HELD APRIL 21, 2016

This Proxy Statement and our 2015 Annual Report to Stockholders, which includes our Annual Report on Form 10-K, are available at www.jbhunt.com.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND

THE ANNUAL MEETING

When And Where Is The Annual Meeting?

Date:	Thursday, April 21, 2016
Time:	10 a.m. Central Daylight Time
Location:	J.B. Hunt Transport Services, Inc.
Corporate Offices
First-Floor Auditorium
615 J.B. Hunt Corporate Drive
Lowell, Arkansas 72745

What Matters Will Be Voted Upon At The Annual Meeting?

At the Annual Meeting, you will be asked to:

•

Consider and vote upon a proposal to elect nominees Douglas G. Duncan, Francesca M. Edwardson, Wayne Garrison, Sharilyn S. Gasaway, Gary C. George, Bryan Hunt, Coleman H. Peterson, John N. Roberts, III, James L. Robo, and Kirk Thompson as directors to hold office for a term of one year, expiring at the close of the Annual Meeting of Stockholders in 2017.

•	Consider and vote upon a proposal to ratify the appointment of Ernst & Young LLP (“E&Y”) as the Company’s independent registered public accounting firm for the 2016 calendar year.

•

Consider and vote upon a stockholder proposal to amend the Company’s equal employment opportunity policy to explicitly prohibit discrimination based on sexual orientation, gender identity or gender expression and to take substantial action to implement the policy.

•	Transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

What Constitutes A Quorum?

The presence, either in person or by proxy, of the holders of at least a majority of our issued and outstanding shares of common stock entitled to vote is required to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes, which are described in more detail below, are counted as shares present at the Annual Meeting for purposes of determining whether a quorum exists.

Who Is Entitled To Vote?

Only stockholders of record of the Company’s common stock at the close of business on Tuesday, February 16, 2016, which is the “record date,” are entitled to notice of, and to vote at, the Annual Meeting. Shares that may be voted include shares that are held:

(1)	directly by the stockholder of record, and
(2)	beneficially through a broker, bank or other nominee.

Each share of our common stock will be entitled to one vote on all matters submitted for a vote at the Annual Meeting.

As of the record date, there were 112,774,244 shares of our common stock issued and outstanding and entitled to be voted at the Annual Meeting.

What Is The Difference Between Holding Shares As A “Registered Owner” And A “Beneficial Owner”?

Most of the Company’s stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between registered shares and those owned beneficially:

•

Registered Owners – If your shares are registered directly in your name with our transfer agent, Computershare Trust Company N.A., you are, with respect to those shares, the stockholder of record. As the stockholder of record, you have the right to grant your voting proxy directly to the Company or to vote in person at the Annual Meeting.

•

Beneficial Owners – If your shares are held in a brokerage account, bank or by another nominee, you are, with respect to those shares, the “beneficial owner” of shares held in “street name.” As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote or to vote in person at the Annual Meeting. However, since you are not a stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from your broker, bank or other nominee (who is the stockholder of record) giving you the right to vote the shares.

What Stockholder Approval Is Necessary For Approval Of The Proposals?

•	Election of Directors

Each director shall be elected by a vote of the majority of votes cast with respect to that director. This means that a director must receive “for” votes from more than 50% of the number of shares voted with respect to that director. However, if the number of nominees is greater than the number of directors to be elected, the directors will be elected by the vote of a plurality of the shares represented in person or by proxy at any stockholder meeting.

•	Ratification of the appointment of E&Y as the Company’s independent registered public accounting firm

Ratification of the Audit Committee’s appointment of E&Y as the Company’s independent registered public accounting firm requires the affirmative vote of a majority of the votes cast at the Annual Meeting. For purposes of this vote, a failure to vote, a vote to abstain or withholding your vote (or direction to your broker to do so) is not counted as a vote cast and, therefore, will have no effect on the outcome of this vote.

Stockholder ratification is not required for the appointment of the Company’s independent registered public accounting firm. However, we are submitting the proposal to solicit the opinion of our stockholders.

•

Vote on a stockholder proposal to amend the Company’s equal employment opportunity policy to explicitly prohibit discrimination based on sexual orientation, gender identity or gender expression and to take substantial action to implement the policy.

Approval of this resolution requires the affirmative vote of a majority of the votes cast at the Annual Meeting. For purposes of this vote, a failure to vote, a vote to abstain or withholding your vote (or direction to your broker to do so) is not counted as a vote cast and, therefore, will have no effect on the outcome of this vote.

        As of the record date, directors and executive officers of the Company beneficially owned an aggregate 5,062,065 shares of common stock representing 4.5% of our common stock issued and outstanding and, therefore, 4.5% of the voting power entitled to vote at the Annual Meeting. The Company believes that its directors and executive officers currently intend to vote their shares as follows:

•	FOR the election of directors for one (1) year
•	FOR ratification of the appointment of E&Y as the Company’s independent registered public accounting firm for the 2016 calendar year
•

AGAINST the stockholder proposal to amend the Company’s equal employment opportunity policy to explicitly prohibit discrimination based on sexual orientation, gender identity or gender expression and to take substantial action to implement the policy.

May I Vote My Shares In Person At The Annual Meeting?

If you are the registered owner of shares of the Company’s common stock on the record date, you have the right to vote your shares in person at the Annual Meeting.

If you are the beneficial owner of shares of the Company’s common stock on the record date, you may vote these shares in person at the Annual Meeting if you request and obtain a legal proxy from your broker, bank or other nominee (the stockholder of record) giving you the right to vote the shares at the Annual Meeting, complete such legal proxy and present it to the Company at the Annual Meeting.

Even if you plan to attend the Annual Meeting, we recommend that you submit your proxy card or voting instructions so that your vote will be counted if you later decide not to attend the Annual Meeting.

How Can I Vote My Shares Without Attending The Annual Meeting?

If you are a registered owner, you may instruct the named proxy holders on how to vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided with this Proxy Statement, or by using the Internet voting site or the toll-free telephone number listed on the proxy card. Specific instructions for using the Internet and telephone voting systems are provided on the proxy card. The Internet and telephone voting systems will be available until 11:59 p.m. Central Daylight Time on Wednesday, April 20, 2016 (the day before the Annual Meeting).

If you are the beneficial owner of shares held in “street name,” you should instruct your broker, bank or other nominee on how to vote your shares. Your broker, bank or other nominee has enclosed with this Proxy Statement a voting instruction card for you to use in directing your nominee on how to vote your shares. The instructions from your nominee will indicate whether Internet or telephone voting is available and, if so, will provide details regarding how to use those systems.

If My Shares Are Held In “Street Name,” Will My Broker, Bank Or Other Nominee Vote My Shares For Me?

If you hold shares in street name through a broker, bank or other nominee, your broker, bank or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon at the Annual Meeting. Under current stock exchange rules, brokers who do not have instructions from their customers may not use their discretion in voting their customers’ shares on certain specific matters that are not considered to be “routine” matters, including the election of directors, executive compensation and other significant matters. The proposals in this Proxy Statement regarding the election of directors and sexual orientation nondiscrimination policy are not considered to be routine matters. Therefore, without your specific instructions, your shares will not be voted on these matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such “broker non-votes,” however, will be counted in determining whether there is a quorum. You should follow the directions provided by your nominee regarding instructions on how to vote your shares.

Ratification of the appointment of E&Y as the Company’s independent registered public accounting firm is considered a routine matter and, therefore, if beneficial owners fail to give voting instructions, brokers, banks and other nominees will have the discretionary authority to vote shares of our common stock with respect to this proposal.

What Is A Broker Non-Vote?

Generally, a “broker non-vote” occurs when a broker, bank or other nominee that holds shares in “street name” for a customer is precluded from exercising voting discretion on a particular proposal because:

(1)	the beneficial owner has not instructed the nominee on how to vote, and
(2)	the nominee lacks discretionary voting power to vote such issues.

Under NASDAQ rules, a nominee does not have discretionary voting power with respect to the approval of “nonroutine” matters absent specific voting instructions from the beneficial owners of such shares.

How Will My Proxy Be Voted?

Shares represented by a properly executed proxy (in paper form, by Internet or by telephone) that is received in a timely manner, and not subsequently revoked, will be voted at the Annual Meeting or any adjournment or postponement thereof in the manner directed on the proxy. Kirk Thompson and John N. Roberts, III are named as proxies in the proxy form and have been designated by the Board as the directors’ proxies to represent you and vote your shares at the Annual Meeting. All shares represented by a properly executed proxy on which no choice is specified will be voted:

(1)	FOR the election of the nominees for director named in this Proxy Statement,
(2)	FOR ratification of the appointment of E&Y as the Company’s independent registered public accounting firm for the 2016 calendar year,
(3)

AGAINST the stockholder proposal to amend the Company’s equal employment opportunity policy to explicitly prohibit discrimination based on sexual orientation, gender identity or gender expression and to take substantial action to implement the policy, and

(4)	in accordance with the proxy holders’ best judgment as to any other business that properly comes before the Annual Meeting.

This Proxy Statement is considered to be voting instructions for the trustees of the J.B. Hunt Transport Services, Inc. Employee Retirement Plan for our common stock allocated to individual accounts under this plan. If account information is the same, participants in the plan (who are stockholders of record) will receive a single proxy representing all of their shares. If a plan participant does not submit a proxy to us, the trustees of the plan in which shares are allocated to his or her individual account will vote such shares in the same proportion as the total shares in such plan for which directions have been received.

May I Revoke My Proxy And Change My Vote?

Yes. You may revoke your proxy and change your vote at any time prior to the vote at the Annual Meeting.

If you are the registered owner, you may revoke your proxy and change your vote by:

(1)	submitting a new proxy bearing a later date (which automatically revokes the earlier proxy),
(2)	giving notice of your changed vote to us in writing mailed to the attention of David G. Mee, Corporate Secretary, at our executive offices, or
(3)	attending the Annual Meeting and giving oral notice of your intention to vote in person.

You should be aware that simply attending the Annual Meeting will not in and of itself constitute a revocation of your proxy.

Who Will Pay The Costs Of Soliciting Proxies?

Proxies will be solicited initially by mail. Further solicitation may be made in person or by telephone, electronic mail or facsimile. The Company will bear the expense of preparing, printing and mailing this Proxy Statement and accompanying materials to our stockholders. Upon request, the Company will reimburse brokers, banks and other nominees for reasonable expenses incurred in forwarding copies of the proxy materials relating to the Annual Meeting to the beneficial owners of our common stock.

In 2015, the Company retained Broadridge, an independent proxy solicitation firm, to assist in soliciting proxies from stockholders. Broadridge received a fee of approximately $58,000 as compensation for its services and was reimbursed for its out-of-pocket expenses. The fee amount was not contingent on the number of stockholder votes cast in favor of any proposal, and Broadridge is prohibited from making any recommendation to our stockholders to either accept or reject any proposal or otherwise express an opinion concerning a proposal. Proxy solicitation fees in 2016 are expected to be comparable to those paid in 2015.

What Other Business Will Be Presented At The Annual Meeting?

As of the date of this Proxy Statement, the Board knows of no other business that may properly be, or is likely to be, brought before the Annual Meeting. If any other matters should arise at the Annual Meeting, the persons named as proxy holders, Kirk Thompson and John N. Roberts, III, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If, for any unforeseen reason, any of the director nominees are not available to serve as a director, the named proxy holders will vote your proxy for such other director candidate or candidates as may be nominated by the Board.

What Is The Deadline For Stockholder Proposals For The 2017 Annual Meeting?

In order for a stockholder proposal to be eligible to be included in the Company’s Proxy Statement and proxy card for the 2017 Annual Meeting of Stockholders, the proposal:

(1)	must be received by the Company at its executive offices, 615 J.B. Hunt Corporate Drive, Lowell, Arkansas 72745, Attention: Corporate Secretary, on or before November 10, 2016, and
(2)

must concern a matter that may be properly considered and acted upon at the Annual Meeting in accordance with applicable laws, regulations and the Company’s Bylaws and policies, and must otherwise comply with Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Where Can I Find The Voting Results Of The Annual Meeting?

The Company will publish final voting results of the Annual Meeting on a Form 8-K within four days after the annual stockholders meeting on April 21, 2016.

What Should I Do If I Receive More Than One Set Of Voting Materials?

You may receive more than one set of voting materials, including multiple copies of this Proxy Statement and multiple proxies or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account. If you are a registered owner and your shares are registered in more than one name, you will receive more than one proxy card. Please vote each proxy and instruction card that you receive.

What Is Householding?

In an effort to reduce printing costs and postage fees, the Company has adopted a practice approved by the Securities and Exchange Commission (the “SEC”) called “householding.” Under this practice, certain stockholders who have the same address and last name will receive only one copy of this Proxy Statement and the Company’s Annual Report, unless one or more of these stockholders notifies the Company that he or she wishes to continue receiving individual copies. Stockholders who participate in householding will continue to receive separate proxy cards.

If you share an address with another stockholder and received only one copy of this Proxy Statement and the Company’s Annual Report and would like to request a separate copy of these materials, or if you do not wish to participate in householding in the future, please:

(1)	mail such request to J.B. Hunt Transport Services, Inc., Attention: Corporate Secretary, 615 J.B. Hunt Corporate Drive, Lowell, Arkansas 72745, or
(2)	call the Corporate Secretary toll-free at 800-643-3622.

Similarly, you may also contact the Company if you received multiple copies of the Company’s proxy materials and would prefer to receive a single copy in the future.

What Do I Need To Do Now?

First, read this Proxy Statement carefully. Then, if you are a registered owner, you should, as soon as possible, submit your proxy by executing and returning the proxy card or by voting electronically via the Internet or by telephone. If you are the beneficial owner of shares held in “street name,” then you should follow the voting instructions of your broker, bank or other nominee. Your shares will be voted in accordance with the directions you specify. If you submit an executed proxy card to the Company, but fail to specify voting directions, your shares will be voted:

(1)	FOR the election of the director nominees,
(2)	FOR ratification of the appointment of E&Y as the Company’s independent registered public accounting firm for the 2016 calendar year, and
(3)

AGAINST the stockholder proposal to amend the Company’s equal employment opportunity policy to explicitly prohibit discrimination based on sexual orientation, gender identity or gender expression and to take substantial action to implement the policy.

Who Can Help Answer My Questions?

If you have questions concerning a proposal or the Annual Meeting, if you would like additional copies of this Proxy Statement, or if you need directions to or special assistance at the Annual Meeting, please call the Corporate Secretary toll-free at 800-643-3622. In addition, information regarding the Annual Meeting is available via the Internet at our website, www.jbhunt.com.

YOU SHOULD CAREFULLY READ THIS PROXY STATEMENT IN ITS ENTIRETY

The summary information provided above in the question-and-answer format is for your convenience only and is merely a brief description of material information contained in this Proxy Statement.

YOUR VOTE IS IMPORTANT

IF YOU ARE A REGISTERED OWNER, YOU MAY VOTE BY INTERNET, TELEPHONE,

OR BY COMPLETING, SIGNING AND DATING

THE ENCLOSED PROXY CARD AND RETURNING IT TO US

IN THE ACCOMPANYING ENVELOPE AS PROMPTLY AS POSSIBLE

IF YOU ARE A BENEFICIAL OWNER, PLEASE FOLLOW THE VOTING INSTRUCTIONS

OF YOUR BROKER, BANK OR OTHER NOMINEE

AS PROVIDED WITH THIS PROXY STATEMENT AS PROMPTLY AS POSSIBLE

PROPOSALS TO BE VOTED AT THE ANNUAL MEETING

PROPOSAL NUMBER ONE

ELECTION OF DIRECTORS

Our Board nominates Douglas G. Duncan, Francesca M. Edwardson, Wayne Garrison, Sharilyn S. Gasaway, Gary C. George, Bryan Hunt, Coleman H. Peterson, John N. Roberts, III, James L. Robo, and Kirk Thompson as directors to hold office for a term of one year, expiring at the close of the 2017 Annual Meeting of Stockholders or until their successors are elected and qualified or until their earlier resignation or removal. The Board believes that these incumbent directors standing for re-election are well-qualified and experienced to direct and manage the Company’s operations and business affairs and will represent the interests of the stockholders as a whole. Biographical information on each of these nominees is set forth below in “Nominees for Director.”

One of our directors, John A. White, will retire from the Board upon the expiration of his current term at the 2016 Annual Meeting. The Board has not nominated a candidate to replace him at this time. If any director nominee becomes unavailable for election, which is not anticipated, the named proxies will vote for the election of such other person as the Board may nominate, unless the Board resolves to reduce the number of directors to serve on the Board and thereby reduce the number of directors to be elected at the Annual Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE

FOR

EACH OF THE DIRECTOR NOMINEES LISTED HEREIN

INFORMATION YOU NEED TO MAKE AN INFORMED DECISION

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

Number of Directors and Term of Directors and Executive Officers

The Company’s Bylaws provide that the number of directors shall not be less than three or more than 12, with the exact number to be fixed by the Board. Directors serve a term of one year from their election date to the Annual Meeting of Stockholders.

Directors are elected by a majority of votes cast with respect to each director, provided that the number of nominees does not exceed the number of directors to be elected.

The stockholders of the Company elect at the Company’s Annual Meeting successors for directors whose terms have expired. The Board elects members to fill new membership positions and vacancies in unexpired terms on the Board. No director will be eligible to stand for re-election or be elected to a vacancy once he or she has reached 72 years of age. Executive officers are elected by the Board and hold office until their successors are elected and qualified or until their earlier death, retirement, resignation or removal.

NOMINEES FOR DIRECTOR

TERMS EXPIRE 2017

Douglas G. Duncan

Mr. Duncan, 65, was elected to the Board in 2010. He is a member of the Audit Committee and the Nominating and Corporate Governance Committee. In February 2010, he retired as President and Chief Executive Officer of FedEx Freight Corporation, a wholly owned subsidiary of FedEx Corporation. FedEx Freight Corporation is a leading provider of regional and national less-than-truckload (LTL) freight services. Mr. Duncan was the founding chief executive officer of FedEx Freight. He also served on the Strategic Management Committee of FedEx Corporation. Before the formation of FedEx Freight, he served for two years as President and Chief Executive Officer of Viking Freight. With 30 years of transportation experience, Mr. Duncan has held management positions in operations, sales and marketing with Caliber System and Roadway Express. He served on the Executive Committee of the American Trucking Associations and as Chairman of the American Transportation Research Institute. A graduate of Christopher Newport University, Mr. Duncan served on the university’s Board of Visitors. He currently serves on the Board of Directors of Benchmark Electronics, Inc. and served on the Board of Directors of Brambles LTD.

Francesca M. Edwardson

Ms. Edwardson, 58, was elected to the Board in 2011. She serves on the Company’s Executive Compensation Committee and the Nominating and Corporate Governance Committee. She retired as the Chief Executive Officer of the American Red Cross of Chicago and Northern Illinois, a business unit of the American Red Cross, in 2016, a position she held since 2005. She previously served as Senior Vice President and General Counsel for UAL Corporation, a predecessor company to United Continental Holdings, Inc. She has also been a partner in the law firm of Mayer Brown and the Executive Director of the Illinois Securities Department. Ms. Edwardson is a graduate of Loyola University in Chicago, Illinois, holding degrees in economics and law. She serves on the Board of Directors of Duluth Holdings, Inc., where she chairs the Compensation Committee, and also serves on the Boards of Trustees for Rush University Medical Center and the Lincoln Park Zoo.

Wayne Garrison

Mr. Garrison, 63, was elected to the Board in 1981. He served as Chairman of the Board of the Company from 1995 to December 31, 2010, and continues to serve as a member of the Board of Directors. Joining the Company in 1976 as Plant Manager, Mr. Garrison has also served as Vice President of Finance in 1978, Executive Vice President of Finance in 1979, President in 1982, Chief Executive Officer in 1987 and Vice Chairman of the Board from January 1986 until May 1991.

Sharilyn S. Gasaway

Mrs. Gasaway, 47, was elected to the Board in 2009. She is a member of the Audit Committee and the Nominating and Corporate Governance Committee. She served as Executive Vice President and Chief Financial Officer of Alltel Corp., the Little Rock, Arkansas-based Fortune 500 wireless carrier, from 2006 to 2009. She was part of the executive team that spearheaded publicly traded Alltel’s transition through the largest private equity buyout in the telecom sector and was an integral part of the successful combination of Alltel and Verizon. She also served as Alltel’s Corporate Controller and Principal Accounting Officer from 2002 to 2006. Joining Alltel in 1999, she served as Director of General Accounting, Controller, and Vice President of Accounting and Finance. Prior to joining Alltel, she worked for eight years at Arthur Andersen LLC. Mrs. Gasaway has a degree in accounting from Louisiana Tech University and is a Certified Public Accountant. She currently serves on the Board of Directors, chairs the Audit Committee and serves on the Governance, Compensation and Business Development Committee of Genesis Energy, LP. She also serves on the Board of Directors and the Audit, Investment, and Nominating and Corporate Governance Committees of Waddell & Reed Financial, Inc., as well as on the Louisiana Tech University College of Business Advisory Board and the Board of Directors of Arkansas Children’s Hospital.

Gary C. George

Mr. George, 65, was elected to the Board in 2006. He is Chairman of the Nominating and Corporate Governance Committee and a member of the Executive Compensation Committee. Mr. George is Chairman of George’s, Inc., a private, fully integrated poultry company in northwest Arkansas. He is a graduate of the University of Arkansas with a degree in business administration. He served on the Board of Trustees for the University of Arkansas from 1995 through 2005 and was Chairman of the Board of Trustees in 2005. He also serves as Chairman of the Board of Legacy National Bank in Springdale, Ark.

Bryan Hunt

Mr. Hunt, 57, was elected to the Board in 1991. He is the Managing Member of Hunt Auto Group, a private company with operations in motor vehicle sales and service in Arkansas and Missouri; Best Buy Here Pay Here of Arkansas, a private company with used-car operations in Arkansas, Missouri and Oklahoma; Progressive Car Finance, a private company that provides subprime financing for automobile dealers; and 71B Auto Auction and I-135 Auto Auction, both private companies engaged in the auction of automobiles, trucks, boats and other motor vehicles to dealers and the general public in Arkansas and Kansas. A graduate of the University of Arkansas, he has a degree in marketing and transportation. He is the son of co-founders J.B. and Johnelle Hunt.

Coleman H. Peterson

Mr. Peterson, 67, was elected to the Board in 2004. He is Chairman of the Executive Compensation Committee and a member of the Nominating and Corporate Governance Committee. Mr. Peterson is the President and CEO of Hollis Enterprises LLC, a human resources consulting firm founded in 2004. He is retired from Wal-Mart Stores, Inc. as Executive Vice President of its People Division. During his tenure, Mr. Peterson was responsible for recruitment, retention and development of the world’s largest corporate work force. Prior to his experience with Wal-Mart, Mr. Peterson spent 16 years with Venture Stores, with his last position being Senior Vice President of Human Resources. He holds bachelor’s and master’s degrees from Loyola University of Chicago. Mr. Peterson serves on the Board of Directors, chairs the Compensation Committee, and serves on the Nominating and Corporate Governance Committee of Build-A-Bear Workshop. He also serves on the Board of Directors, chairs the Compensation Committee, and serves on the Nominating and Corporate Governance Committee of Cracker Barrel Old Country Store, Inc. Locally, he served as Chairman of the Board of Trustees for Northwest Arkansas Community College until December 31, 2010.

John N. Roberts, III

Mr. Roberts, 51, was elected to the Board in 2010, and was elected to serve as the Company’s President and Chief Executive Officer effective January 1, 2011. A graduate of the University of Arkansas, he served as Executive Vice President and President of Dedicated Contract Services from 1997 to December 31, 2010. Joining the Company in 1989, he began his career as a Management Trainee and subsequently served as an EDI Services Coordinator, Regional Marketing Manager for the Intermodal and Truckload business units, Business Development Executive for DCS and Vice President of Marketing Strategy for the Company. Mr. Roberts also serves on the Board of Directors and the Audit Committee of the Federal Reserve Bank of St. Louis.

James L. Robo

Mr. Robo, 53, was elected to the Board in 2002. He is Lead Independent Director, Chairman of the Audit Committee, and a member of the Nominating and Corporate Governance Committee. Mr. Robo is Chairman and Chief Executive Officer of NextEra Energy, Inc. He served as President and Chief Operating Officer of NextEra Energy until June 2012, as President of NextEra Energy Resources until December 2006 and as Vice President of Corporate Development and Strategy until July 2002. NextEra Energy is a leading clean energy company whose two main subsidiaries are Florida Power & Light Company and NextEra Energy Resources, LLC. Prior to joining NextEra Energy in 2002, Mr. Robo spent 10 years at General Electric Company. He served as President and Chief Executive Officer of GE Mexico from 1997 until 1999 and as President and Chief Executive Officer of the GE Capital TIP/Modular Space division from 1999 until February 2002. From 1984 through 1992, Mr. Robo worked for Mercer Management Consulting. He received a BA summa cum laude from Harvard College and an MBA from Harvard Business School, where he was a Baker Scholar.

Kirk Thompson

Mr. Thompson, 62, was elected to the Board in 1985. He was elected Chairman of the Board in 2010, assuming that office on January 1, 2011. He served as President and Chief Executive Officer from 1987 to December 31, 2010. A graduate of the University of Arkansas and a Certified Public Accountant, Mr. Thompson joined the Company in 1973. He served as Vice President of Finance from 1979 until 1984, Executive Vice President and Chief Financial Officer until 1985, and President and Chief Operating Officer from 1986 until 1987, when he was elected President and Chief Executive Officer. In 2014, Mr. Thompson joined the Board of Directors of Rand Logistics, Inc., a leading provider of bulk freight shipping services in marine vessels throughout the Great Lakes region.

DIRECTOR COMPENSATION

The Company pays only nonemployee directors for their services as directors. Directors who are also officers or employees of the Company are not eligible to receive any of the compensation described below.

For 2015, through the Company’s 2016 Annual Meeting, compensation for nonemployee directors serving on the Board, was as follows:

•	an annual retainer of $155,000 paid in Company stock, cash or any combination thereof
•	an annual retainer of $20,000, paid in cash, to the Audit Committee Chairman
•	an annual retainer of $13,500, paid in cash, to the Executive Compensation Committee Chairman
•	an annual retainer of $7,500, paid in cash, to the Nominating and Corporate Governance Committee Chairman
•	$4,500 for each Board meeting attended
•	$2,500 for each Audit Committee meeting attended
•	$2,000 for each Executive Compensation Committee meeting attended
•	$1,500 for each Nominating and Corporate Governance Committee meeting attended
•	reimbursement of expenses to attend Board and Committee meetings

At the Executive Compensation Committee’s (the “Committee”) meeting on October 21, 2015, the Committee reviewed a summary of various compensation packages awarded to directors of the Company’s peer group compiled by Meridian Compensation Partners, LLC. The Committee determined that the Board’s compensation would be changed to the following, effective April 21, 2016.

•	an annual retainer of $200,000 paid in Company stock, cash or any combination thereof
•	an annual retainer of $25,000, paid in cash, to the Audit Committee Chairman
•	an annual retainer of $15,000, paid in cash, to the Executive Compensation Committee Chairman
•	an annual retainer of $10,000, paid in cash, to the Nominating and Corporate Governance Committee Chairman
•	an annual retainer of $20,000, paid in cash, to each member of the Audit Committee
•	an annual retainer of $15,000, paid in cash, to each member of the Executive Compensation Committee
•	an annual retainer of $10,000, paid in cash, to each member of the Nominating and Corporate Governance Committee
•	reimbursement of expenses to attend Board and Committee meetings

Nonemployee Board of Director Compensation Paid in Calendar Year 2015

					Change in Pension
					Value and
	Fees	Fees			Nonqualified
	Paid	Paid	Restricted Share	Non-Equity	Deferred	All Other
	in Cash	in Stock	or Stock Option	Incentive Plan	Compensation	Compensation
Board Member	($)	($)	Awards ($)	Compensation ($)	Earnings ($)	($) (1)	Total ($)
Douglas G. Duncan	196,000	—	—	—	—	3,785	199,785
Francesca M. Edwardson	29,000	155,000	—	—	—	4,341	188,341
Wayne Garrison	173,000	—	—	—	—	—	173,000
Sharilyn S. Gasaway	79,750	116,250	—	—	—	—	196,000
Gary C. George	36,500	155,000	—	—	—	—	191,500
Bryan Hunt	18,000	155,000	—	—	—	—	173,000
Coleman H. Peterson	42,500	155,000	—	—	—	6,144	203,644
James L. Robo	61,000	155,000	—	—	—	9,384	225,384
John A. White	49,000	155,000	—	—	—	1,604	205,604

(1)	Reimbursement of expenses to attend Board and Committee meetings

        Each nonemployee member of the Board had the choice of receiving his or her annual retainer of $155,000 in Company stock, cash or any combination thereof. Those directors choosing to receive their full retainer in Company stock received 1,897 shares based on the $81.69 closing market price on July 23, 2015. Sharilyn S. Gasaway elected to receive a portion of her retainer in stock, totaling 1,423 shares, based on the closing market price shown above. Douglas G. Duncan and Wayne Garrison elected to receive their annual retainer in cash.

        To more closely align his or her interests with those of the stockholders, each Board member is required to own three times his/her estimated annual compensation in Company stock within five years of his/her initial stockholder election to the Board. All Board members are in compliance with this requirement.

        Nonemployee members of the Board did not participate in either a company-sponsored pension or deferred compensation plan in calendar year 2015.

EXECUTIVE OFFICERS OF THE COMPANY

Kevin Bracy, 45, joined the Company in 1998 as a Financial Analyst and currently serves as Vice President, Treasurer and Assistant Secretary.

Craig Harper, 58, joined the Company in 1992 as Vice President of Marketing and currently serves as Executive Vice President. Prior to joining the Company, he worked for Rineco Chemical Industries as its Chief Executive Officer.

Nicholas Hobbs, 53, joined the Company in 1984 as a Management Trainee and currently serves as Executive Vice President and President of Dedicated Contract Services.

John Kuhlow, 45, joined the Company in 2006 as Assistant Corporate Controller. He currently serves as Senior Vice President Finance, Controller and Chief Accounting Officer. Prior to joining the Company, he was a Senior Audit Manager for KPMG LLP. Mr. Kuhlow is a Certified Public Accountant.

Terrence D. Matthews, 57, joined the Company in 1986 as a National Accounts Manager and currently serves as Executive Vice President and President of Intermodal. Prior to joining the Company, he worked as a National Accounts Manager for North American Van Lines.

David G. Mee, 55, joined the Company in 1992 as Vice President Tax and currently serves as Executive Vice President of Finance and Administration and Chief Financial Officer. He also serves as the Company’s Corporate Secretary. Prior to joining the Company, he was a Senior Tax Manager for KPMG LLP. Mr. Mee is a Certified Public Accountant.

Stuart Scott, 49, joined the Company on January 1, 2016 as Executive Vice President and Chief Information Officer. Prior to joining the Company, he served as Chief Information Officer (“CIO”) at Tempur-Sealy International, CIO at Microsoft, and CIO for various General Electric businesses.

Shelley Simpson, 44, joined the Company in 1994 as a Management Trainee and currently serves as Executive Vice President, Chief Marketing Officer, and President of Integrated Capacity Solutions and Truckload.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth the beneficial ownership of the Company’s common stock as of February 16, 2016, by each of its current directors (including all nominees for director), the Named Executive Officers (the “NEOs”), and all other executive officers and directors as a group. Unless otherwise indicated in the footnotes below, “beneficially owned” means the sole or shared power to vote or direct the voting of a security or the sole or shared power to dispose or direct the disposition of a security.

	Number of Shares	Number of Shares
	Beneficially Owned	Beneficially Owned	Percent
Owner	Directly (1)	Indirectly (2)	of Class (%) (3)
Douglas G. Duncan	8,500	2,600	*
Francesca M. Edwardson	12,064	—	*
Wayne Garrison	2,420,917	—	2.1
Sharilyn S. Gasaway	17,262	275	*
Gary C. George	40,980	1,454,310 (4)	1.3
Nicholas Hobbs	65,306	168	*
Bryan Hunt	68,469	—	*
Terrence D. Matthews	80,816	41,442	*
David G. Mee	120,963	—	*
Coleman H. Peterson	31,845	—	*
John N. Roberts, III	299,511	70,000 (5)	*
James L. Robo	36,967	—	*
Shelley Simpson	66,484	41,215	*
Kirk Thompson	80,346	—	*
John A. White	43,891	—	*

All executive officers and directors as a group (19)	3,452,055	1,610,010	4.5

*	Less than 1 percent

(1)	Includes shares owned by the director or executive officer that are:
(a)	held in a 401(k) or deferred compensation account
(b)	held in trusts for the benefit of an immediate family member for which the director or executive officer is the trustee
(c)	options that are currently exercisable or will become exercisable within 60 days from February 16, 2016
(d)	pledged shares as shown below:

David G. Mee	62,500
John N. Roberts, III	160,000
Kirk Thompson	40,000
All other executive officers and directors as a group	9,500

(2)	Indirect beneficial ownership includes shares owned by the director or executive officer:
(a)	as beneficiary or trustee of a personal trust
(b)	by a spouse or as trustee or beneficiary of a spouse’s trust
(c)	held in trusts for the benefit of an immediate family member for which the director or executive officer’s spouse is the trustee
(d)	in a spouse’s retirement account
(3)	Calculated on the basis of 112,774,244 shares of common stock outstanding of the Company on February 16, 2016.
(4)

The reporting person disclaims beneficial ownership of these shares, which are held in limited partnerships or trusts. This report shall not be deemed an admission that the reporting person is the beneficial owner of such securities for the purposes of Section 16 or for any other purposes. Includes 40,320 shares currently pledged by the reporting person.

(5)

The reporting person disclaims beneficial ownership of these shares, which are held in an irrevocable trust for the benefit of immediate family members and managed by a third-party trustee. This report shall not be deemed an admission that the reporting person is the beneficial owner of such securities for the purposes of Section 16 or for any other purposes.

CORPORATE GOVERNANCE

We believe that good corporate governance helps to ensure that the Company is managed for the long-term benefit of our stockholders. We continually review and consider our corporate governance policies and practices, the SEC’s corporate governance rules and regulations, and the corporate governance listing standards of NASDAQ, the stock exchange on which our common stock is traded.

You can access and print the Charters of our Audit Committee, Executive Compensation Committee (“Compensation Committee”), and Nominating and Corporate Governance Committee (“Corporate Governance Committee”), as well as our Corporate Code of Ethical and Professional Standards for Directors, Officers and Employees, Whistleblower Policy, and other Company policies and procedures required by applicable law, regulation or NASDAQ corporate governance listing standards on the “Corporate Governance” page of the “Investors” section of our website at www.jbhunt.com. Additionally, you can request copies of any of these documents by writing to our Corporate Secretary at the following address:

J.B. Hunt Transport Services, Inc.

Attention: Corporate Secretary

615 J.B. Hunt Corporate Drive

Lowell, Arkansas 72745

Director Independence

The Board is composed of a majority of directors who satisfy the criteria for independence under the NASDAQ corporate governance listing standards. In determining independence, each year the Board affirmatively determines, among other items, whether the directors have no material relationship with the Company or any of its subsidiaries pursuant to the NASDAQ corporate governance listing standards. When assessing the “materiality” of a director’s relationship with the Company, if any, the Board considers all relevant facts and circumstances, not merely from the director’s standpoint, but from that of the persons or organizations with which the director has an affiliation and the frequency or regularity of the services, whether the services are being carried out at arm’s length in the ordinary course of business, and whether the services are being provided substantially on the same terms to the Company as those prevailing at the time from unrelated parties for comparable transactions. Material relationships can include commercial, banking, industrial, consulting, legal, accounting, charitable and familial relationships. The Board also considers any other relationship that could interfere with the exercise of independence or judgment in carrying out the duties of a director.

Applying these independence standards, the Board has determined that Douglas G. Duncan, Francesca M. Edwardson, Sharilyn S. Gasaway, Gary C. George, Coleman H. Peterson, James L. Robo and John A. White are all independent directors. After due consideration, the Board has determined that none of these nonemployee directors has a material relationship with the Company or any of its subsidiaries (either directly or indirectly as a partner, stockholder or officer of any organization that has a relationship with the Company or any of its subsidiaries) and that they all meet the criteria for independence under the NASDAQ corporate governance listing standards.

Risk Management and Oversight

As previously described in their biographies, current members of our Board represent diverse backgrounds of business and academic experience. The Board, as a whole, performs the risk oversight of the Company and does not assign the task or responsibility to any one member or a committee. Therefore, the Board believes that the members each possess unique yet complementary experiences and backgrounds that create diverse points of view, opinions, personalities and management styles that allow for the proper risk management and oversight of the Company.

Lead Director

The Board has established the position of Lead Director, to which James L. Robo was appointed. The Lead Director directs the executive sessions of independent directors at the Board meetings at which the Chairman is not present and has authority to call meetings of independent directors. The Lead Director facilitates communication between the Chairman and CEO and the independent directors, as appropriate, and performs such other functions as the Board directs.

Independent Director Meetings

Independent directors generally meet in executive session as part of each regularly scheduled Board meeting, with discussion led by the Lead Director.

Director Recommendations by Stockholders

In addition to recommendations from Board members, management or professional search firms, the Corporate Governance Committee will consider director candidates properly submitted by stockholders who individually or as a group have beneficially owned at least 2% of the outstanding shares of the Company’s common stock for at least one year from the date the recommendation is submitted. Stockholders must submit director candidate recommendations in writing by Certified Mail to the Company’s Corporate Secretary not less than 120 days prior to the first anniversary of the date of the Proxy Statement relating to the Company’s previous Annual Meeting. Accordingly, for the 2017 Annual Meeting of Stockholders, director candidates must be submitted to the Company’s Corporate Secretary by November 10, 2016. Director candidates submitted by stockholders must contain at least the following information:

•	the name and address of the recommending stockholder,
•	the number of shares of the Company’s common stock beneficially owned by the recommending stockholder and the dates such shares were purchased,
•	the name, age, business address and residence of the candidate,
•	the principal occupation or employment of the candidate for the past five years,
•

a description of the candidate’s qualifications to serve as a director, including financial expertise and why the candidate does or does not qualify as “independent” under the NASDAQ corporate governance listing standards,

•	the number of shares of the Company’s common stock beneficially owned by the candidate, if any, and
•

a description of the arrangements or understandings between the recommending stockholder and the candidate, if any, or any other person pursuant to which the recommending stockholder is making the recommendation.

In addition, the recommending stockholder and the candidate must submit, with the recommendation, a signed statement agreeing and acknowledging that:

•

the candidate consents to being a director candidate and, if nominated and elected, he or she will serve as a director representing all of the Company’s stockholders in accordance with applicable laws and the Company’s Articles of Incorporation and Bylaws,

•

the candidate, if elected, will comply with the Company’s Corporate Governance Guidelines and any other applicable rule, regulation, policy or standard of conduct applicable to the Board and its individual members,

•

the recommending stockholder will maintain beneficial ownership of at least 2% of the Company’s issued and outstanding common stock through the date of the Annual Meeting for which the candidate is being recommended for nomination and that, upon the candidate’s nomination and election to the Board, the recommending stockholder intends to maintain such ownership throughout the candidate’s term as director, and

•

the recommending stockholder and the candidate will promptly provide any additional information requested by the Corporate Governance Committee and/or the Board to assist in the consideration of the candidate, including a completed and signed Questionnaire for Directors and Officers on the Company’s standard form and an interview with the Corporate Governance Committee or its representative.

For a complete list of the information that must be included in director recommendations submitted by stockholders, please see the “Director Recommendations by Stockholders Policy” on the “Corporate Governance” page of the “Investors” section of our website at www.jbhunt.com. The Corporate Governance Committee will consider all director candidates submitted through its established processes and will evaluate each of them, including incumbents, based on the same criteria. However, the Corporate Governance Committee may prefer incumbent directors and director candidates whom they know personally or who have relevant industry experience and in-depth knowledge of the Company’s business and operations.

The policies and procedures as set forth above are intended to provide flexible guidelines for the effective functioning of the Company’s director nomination process. The Board intends to review these policies and procedures periodically and anticipates that modifications may be necessary from time to time as the Company’s needs and circumstances change.

Board Composition and Director Qualifications

        The Corporate Governance Committee periodically assesses the appropriate size and composition of the Board and whether any vacancies on the Board are expected. In the event that vacancies are anticipated or otherwise arise, the Corporate Governance Committee will review and assess potential director candidates. The Corporate Governance Committee utilizes various methods for identifying and evaluating candidates for director. Candidates may come to the attention of the Corporate Governance Committee through recommendations of Board members, management, stockholders or professional search firms. Generally, director candidates should, at a minimum:

•	possess relevant business and financial expertise and experience, including a basic understanding of fundamental financial statements,
•	have exemplary character and integrity and be willing to work constructively with others,
•	have sufficient time to devote to Board meetings and consultation on Board matters, and
•	be free from conflicts of interest that violate applicable law or interfere with director performance.

In addition, the Corporate Governance Committee seeks director candidates who possess the following qualities and skills:

•	the capacity and desire to represent the interests of the Company’s stockholders as a whole,
•	occupational experience and perspective that, together with other directors, enhances the quality of the Board,
•	leadership experience and sound business judgment,
•	accomplishments in their respective field, with superior credentials and recognition,
•	knowledge of the critical aspects of the Company’s business and operations, and
•	the ability to contribute to the mix of skills, core competencies and qualifications of the Board through expertise in one or more of the following areas:
-	accounting and finance
-	mergers and acquisitions
-	investment management
-	law
-	academia
-	strategic planning
-	investor relations
-	executive leadership development
-	executive compensation
-	service as a senior officer of, or a trusted adviser to senior management of, a publicly held company.

The independent members of the Board each possess the general skills, experience, attributes and qualifications that make them a proper fit for the Company’s Board as described above. Specific strengths and qualities possessed by each member that makes him or her eligible to serve on the Company’s Board include:

Douglas G. Duncan – 30 years of experience in the transportation industry

Francesca M. Edwardson – business experience in the transportation industry, law, human resources, and corporate governance

Sharilyn S. Gasaway – accounting, finance, mergers and acquisitions, and regulatory experience

Gary C. George – business experience related to managing a diversified business located in northwest Arkansas

Coleman H. Peterson – human resource experience with a large international workforce, corporate governance, and retail experience

James L. Robo – financial expertise, leadership experience, and business experience related to equipment and the transportation industry

Messrs. Garrison, Hunt, Roberts and Thompson, as nonindependent directors, have extensive work experience and history with the Company from its origins, which the Board believes are critical to its composition.

Board Diversity

As indicated by the criteria above, the Board prefers a mix of background and experience among its members. Furthermore, the Board is diverse both in gender and ethnic representation, with more than 25% of our current members reflecting demographic minorities. The Board does not follow any ratio or formula to determine the appropriate mix. Rather, it uses its judgment to identify nominees whose backgrounds, attributes and experiences, taken as a whole, will contribute to the high standards of Board service to the Company. The effectiveness of this approach is evidenced by the directors’ participation in insightful and robust yet mutually respectful deliberation that occurs at Board and Committee meetings.

Board Leadership Structure

The Company split the titles, roles and responsibilities of the Chairman of the Board and Chief Executive Officer in 1985. The Company and the Board believe that, while the duties may be performed by the same person without consequence to either Company operations or stockholders’ interest, separation of duties allows the Chairman to focus more on active participation by the Board and oversight of management, while the Chief Executive Officer is better able to focus on day-to-day operations of the Company.

Communications With The Board

Stockholders and other interested parties may communicate with the Board, Board Committees, the independent or the nonmanagement directors, each as a group or any director individually by submitting their communications in writing to the attention of the Company’s Corporate Secretary. All communications must identify the recipient and author, state whether the author is a stockholder of the Company, and be forwarded to the following address via Certified Mail:

J.B. Hunt Transport Services, Inc.

Attention: Corporate Secretary

615 J.B. Hunt Corporate Drive

Lowell, Arkansas 72745

The directors of the Company have instructed the Corporate Secretary not to forward to the intended recipient any communications that are reasonably determined in good faith by the Corporate Secretary to relate to improper or irrelevant topics or that are substantially incomplete.

Board Meetings

The Board held four scheduled meetings during the 2015 calendar year. All directors attended all of the Board meetings and committee meetings on which each served during 2015. All members of the Board attended the 2015 Annual Meeting of Stockholders. The Company has adopted a Director Attendance Policy to stress the importance of attendance, director preparedness, and active and effective participation at Board and Board Committee meetings.

Board Committees

Standing committees of the Board include the Audit, Executive Compensation, and Nominating and Corporate Governance committees. Committee members are elected annually by the Board and serve until their successors are elected and qualified or until their earlier death, retirement, resignation or removal.

The following table summarizes the membership of the Board and each of its committees and the number of times each met during calendar year 2015:

Corporate
Director	Audit	Compensation	Governance
Douglas G. Duncan	X		X
Francesca M. Edwardson		X	X
Sharilyn S. Gasaway	X		X
Gary C. George		X	Chair
Coleman H. Peterson		Chair	X
James L. Robo	Chair		X
John A. White	X	X	X
Number of Meetings in 2015	8	4	2

On January 28, 2016, the Corporate Governance Committee recommended, and the Board approved, the same committee assignments as 2015 for 2016, with the exception of the appointment of Sharilyn S. Gasaway to the Executive Compensation Committee effective upon her re-election to the Board at the Company’s 2016 Annual Meeting. John A. White will retire from the Board upon the expiration of his current term at the 2016 Annual Meeting.

AUDIT COMMITTEE

Under the terms of its charter, the Audit Committee represents and assists the Board in fulfilling its oversight responsibility relating to the integrity of the Company’s financial statements and the financial reporting process, the systems of internal accounting and financial controls, the internal audit function, the annual independent audit of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, the performance of the Company’s internal audit function, and the performance of its independent auditors.

In fulfilling its duties, the Audit Committee, among other things, shall:

•	appoint, terminate, retain, compensate and oversee the work of the independent registered public accounting firm,
•	preapprove all services provided by the independent registered public accounting firm,
•	oversee the performance of the Company’s internal audit function,
•	review the qualifications, performance and independence of the independent registered public accounting firm,
•	review external and internal audit reports and management’s responses thereto,
•	monitor the integrity of the financial reporting process, system of internal accounting controls, and financial statements and reports of the Company,
•	oversee the Company’s compliance with legal and regulatory requirements,
•

review the Company’s annual and quarterly financial statements, including disclosures made in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” set forth in periodic reports filed with the SEC,

•	discuss with management earnings news releases,
•	meet with management, the internal auditors, the independent auditors and the Board,
•	provide the Board with information and materials as it deems necessary to make the Board aware of significant financial accounting and internal control matters of the Company,
•	oversee the receipt, investigation, resolution and retention of all complaints of a financial nature submitted under the Company’s Whistleblower Policy, and
•	otherwise comply with its responsibilities and duties as set forth in the Company’s Audit Committee Charter.

The Board has determined that each member of the Audit Committee satisfies the independence and other requirements for audit committee membership of the NASDAQ corporate governance listing standards and SEC requirements. The Board has also determined that all members of the Audit Committee have the attributes of an audit committee financial expert as defined by the SEC. The Board determined that these members acquired such attributes through their experience in preparing, auditing, analyzing or evaluating financial statements, or actively supervising one or more persons engaged in such activities, and their experience of overseeing or assessing the performance of companies and public accountants with respect to preparation, auditing or evaluation of financial statements. In 2015, the Audit Committee met eight times. All members attended each of the Audit Committee meetings. For additional information concerning the Audit Committee, see “Report of the Audit Committee” set forth below.

EXECUTIVE COMPENSATION COMMITTEE

The Executive Compensation Committee (the “Compensation Committee”) shall:

•	determine and approve base salary compensation of the Company’s senior executive officers,
•

determine and approve annual equity-based awards for the Company’s “insiders” as defined in Section 16 of the Securities Exchange Act of 1934, with the exception of the Chairman of the Board and the Chief Executive Officer,

•	evaluate and recommend to the independent members of the Board for their approval base salary and annual equity-based awards for the Chairman of the Board and the Chief Executive Officer,
•	review and approve the annual performance goals and objectives of the Company’s senior executive officers, including the Chief Executive Officer,
•	establish and certify the achievement of performance goals,
•	oversee the Company’s incentive compensation and equity-based compensation plans,
•	assess the adequacy and competitiveness of the Company’s executive and director compensation programs,
•	review and discuss with management the Compensation Discussion and Analysis (“CD&A”) and recommend whether such analysis should be included in the Proxy Statement filed with the SEC,
•	produce an Annual Report on executive compensation for inclusion in the Company’s Proxy Statement,
•

review and approve any employment agreements, severance agreements or arrangements, retirement arrangements, change in control agreements/provisions, and any special or supplemental benefits for each officer of the Company,

•	approve, disapprove, modify or amend any non-equity compensation plans designed and intended to provide compensation primarily for officers,
•	make recommendations to the Board regarding adoption of equity-based compensation plans,
•	administer, modify or amend equity-based compensation plans,
•	review the Company’s plan for succession of management,
•	monitor the diversity of the Company’s workforce, and
•	otherwise comply with its responsibilities and duties as set forth in the Company’s Compensation Committee Charter.

None of the individuals serving on the Compensation Committee has ever been an officer or employee of the Company. The Board has determined that all members of the Compensation Committee satisfy the independence requirements of the NASDAQ corporate governance listing standards. All members of the Compensation Committee qualify as “nonemployee directors” for purposes of Rule 16b-3 of the Exchange Act and as “outside directors” for purposes of Section 162(m) of the Internal Revenue Code, as amended.

The Compensation Committee met four times in 2015. All members attended each of the Compensation Committee meetings.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

The Nominating and Corporate Governance Committee (the “Corporate Governance Committee”) shall:

•	annually review the Company’s Corporate Governance Guidelines,
•	assist the Board in identifying, screening and recruiting qualified individuals to become Board members,
•	propose nominations for Board membership and committee membership,
•	assess the composition of the Board and its committees,
•	oversee the performance of the Board and committees thereof,
•	review and approve all related-party transactions (as required by law, NASDAQ rules, or SEC regulations), and
•	otherwise comply with its responsibilities and duties as set forth in the Company’s Corporate Governance Committee Charter.

The Board has determined that all members of the Corporate Governance Committee satisfy the independence requirements of the NASDAQ corporate governance listing standards. The Corporate Governance Committee met two times during 2015. All members attended each of the Corporate Governance Committee meetings.

Code of Business Conduct and Ethics

The Board has adopted a Corporate Code of Ethical and Professional Standards for Directors, Officers and Employees (the “Code of Ethics”) that applies to all of the Company’s directors, officers and employees. The purpose and role of this Code of Ethics is to focus our directors, officers and employees on areas of ethical risk, provide guidance to help them recognize and deal with ethical issues, provide mechanisms to report unethical or unlawful conduct, and help enhance and formalize our culture of integrity, honesty and accountability. As required by applicable law, the Company will post on the “Corporate Governance” page of the “Investors” section of its website at www.jbhunt.com any amendments or waivers of any provision of this Code of Ethics made for the benefit of executive officers or directors of the Company.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines to assist it in exercising its responsibilities to the Company and its stockholders. These guidelines address, among other items, director responsibilities, Board Committees and nonemployee director compensation.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires each director, officer and any individual beneficially owning more than 10% of the Company’s common stock to file with the SEC reports of security ownership and reports on subsequent changes in ownership. These reports are generally due within two business days of the transaction giving rise to the reporting obligation.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, all Section 16(a) filings were made in a timely manner.

Certain Relationships and Related Transactions

The Corporate Governance Committee is charged with the responsibility of reviewing and preapproving all related-party transactions (as defined in SEC regulations) and periodically reassessing any related-party transaction entered into by the Company.

Bryan Hunt is the son of Johnelle Hunt, a principal stockholder of the Company. There are no other family relationships among the foregoing directors.

Two sons-in-law of Kirk Thompson, Chairman of the Board of the Company, were employed by the Company in calendar year 2015. The first earned $333,775 and the second earned $164,093 in 2015 compensation. Shelley Simpson’s husband was employed by the Company in calendar year 2015 and earned $543,065 in 2015 compensation.

        In the ordinary course of business, the Company has entered into a contractual service agreement with George’s, Inc., which is considered a related party. The customer agreement consists primarily of a fleet of tractors and specialty trailers delivering feed and live poultry to and from processing plants located in Cassville, Missouri, as well as other agreed-upon services on an as-needed basis. Gary C. George is Chairman of George’s, Inc. Mr. George was not involved in the establishment of this service agreement, nor did he solicit the Company’s services on behalf of George’s, Inc. Total revenue earned in calendar year 2015 under this service agreement was $5.2 million. Services provided under this contract are and will be carried out at arm’s length in the ordinary course of business and are being provided substantially on the same terms as those of unrelated parties for comparable transactions.

In October 2015, in the ordinary course of business, the Company entered into an agreement with 5431 Pinnacle Point LLC for the lease of office space located in Rogers, Arkansas. Bryan Hunt, a director of the Company, has a 50% ownership interest in 5431 Pinnacle Point LLC. The lease has a term of 24 months and an annual base rent of $216,000. The Company paid $67,355 under this lease agreement during calendar year 2015 and considers this a transaction carried out at arm’s length in the ordinary course of business and consistent with the same terms as those of unrelated parties for comparable lease agreements.

In August 2010, the Company made a gift of $5 million to Arkansas Children’s Hospital. The gift is payable in equal increments over a 10-year period beginning in calendar year 2011. Sharilyn S. Gasaway is currently a member of the Board of Directors of Arkansas Children’s Hospital. However, at the time of the gift, Mrs. Gasaway was not associated with the hospital, nor was she instrumental in the Company’s decision to support the medical facility.

In December 2008, the Company made a gift of $250,000 to Northwest Arkansas Community College. The gift is payable in equal increments over a 10-year period beginning in calendar year 2009. At the time of the gift, Coleman H. Peterson served as Chairman of the Board of Trustees of this organization. Mr. Peterson did not solicit the contribution on behalf of the organization, nor was he instrumental in the Company’s decision to support the local junior college.

Compensation Committee Interlocks and Insider Participation

During the 2015 calendar year, none of the Company’s executive officers served on the Board of Directors or Compensation Committees of any entity whose directors or officers served on the Company’s Board or Compensation Committee. No current or past executive officers or employees of the Company served on the Compensation Committee.

Involvement in Certain Legal Proceedings

On February 1, 2016, one of our directors, Bryan Hunt, entered into an order with the Circuit Court of Benton County, Arkansas, to divert for six months a case brought against him in June 2015 by the State of Arkansas for alleged aggravated assault, a felony offense. Mr. Hunt pleaded not guilty to the charges. The charges relate to an incident in which Mr. Hunt’s vehicle was hit by a motorist who fled the scene, and as Mr. Hunt pursued the motorist, the two vehicles were involved in a subsequent accident where Mr. Hunt is alleged to have used his vehicle to block the other motorist from leaving the scene. Under the diversion order, Mr. Hunt must not commit any further violations of the law during the diversion period and must pay restitution to the City of Rogers, Arkansas, for a street light damaged in the incident. If Mr. Hunt complies with these conditions, the case will be dismissed. If Mr. Hunt fails to comply, the State may resume prosecution of the allegations.

PRINCIPAL STOCKHOLDERS OF THE COMPANY

The following table sets forth all persons known to be the beneficial owner of more than 5% of the Company’s common stock as of December 31, 2015. Unless otherwise indicated in the footnotes below, “beneficially owned” means the sole or shared power to vote or direct the voting of a security or the sole or shared power to dispose or direct the disposition of a security.

Name and Address	Number of Shares	Percent of Class
Johnelle Hunt 3333 Pinnacle Hills Parkway Rogers, AR 72756	19,353,421	17.0%

FMR LLC 245 Summer Street Boston, MA 02210	12,587,783	11.0%

Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	8,426,289	7.4%

T. Rowe Price Associates, Inc. 100 East Pratt Street Baltimore, MD 21202	6,697,881	5.8%

BlackRock, Inc. 40 East 52nd Street New York, NY 10022	5,749,602	5.0%

        Information relating to Johnelle Hunt is based on the stockholder’s Form 5, filed with the SEC on February 16, 2016. Information pertaining to the ownership of FMR LLC, Vanguard Group, Inc., T. Rowe Price Associates, Inc., and BlackRock, Inc. are based on the organization’s Schedule 13G filed with the SEC on February 12, 2016, February 10, 2016, February 11, 2016, and January 28, 2016, respectively. The Company makes no representation as to the accuracy of the information reported in such beneficial ownership reports.

REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE

The 2015 Executive Compensation Committee (the “Compensation Committee”) was composed of Coleman H. Peterson, Chairman, Francesca M. Edwardson, Gary C. George and John A. White, none of whom is an officer or employee of the Company and all of whom have been determined by the Board of Directors of the Company (the “Board”) to be independent. Additionally, all members of the Compensation Committee qualify as “nonemployee directors” for purposes of Rule 16b-3 of the Exchange Act and as “outside directors” for purposes of Section 162(m) of the Internal Revenue Code, as amended (the “Code”).

The Compensation Committee operates under a written charter adopted by the Board, a copy of which is available on the “Corporate Governance” page of the “Investors” section of the Company’s website at www.jbhunt.com. In carrying out its responsibilities, the Compensation Committee, among other things:

•	evaluates and recommends to the independent Board members, for their approval, the annual salaries and bonuses of the Chairman of the Board and the Chief Executive Officer,
•	reviews and approves annual corporate goals and objectives of the Chairman of the Board and the Chief Executive Officer and other Section 16 reporting officers,
•

recommends for approval to the independent Board members equity-based compensation awards under the Company’s Management Incentive Plan (the “MIP”), as amended and restated, for the Chairman of the Board and the Chief Executive Officer,

•	reviews and approves equity-based compensation awards under the Company’s MIP, as amended and restated, for the Section 16 reporting officers,
•	establishes and certifies the achievement of performance goals under the Company’s incentive and performance-based compensation plans,
•	reviews and approves compensation recommendations for the Company’s directors,
•	reviews other Company executive compensation programs, and
•	reviews and approves the Compensation Committee report to the stockholders and the Compensation Discussion and Analysis (the “CD&A”) report included in the Proxy Statement.

The Chairman of the Board recommends to the Compensation Committee the form and amount of compensation to be paid to the Chief Executive Officer. The Chief Executive Officer provides recommendations to the Compensation Committee regarding the form and amount of compensation to be paid to executive officers who report directly to him. Additionally, the Chairman of the Board, the Chief Executive Officer and the Chief Financial Officer regularly attend Compensation Committee meetings, except for executive sessions. Upon request, management has provided to the Compensation Committee historical and prospective breakdowns of primary compensation components for each executive officer, as well as tally sheets, wealth accumulation analyses and internal pay equity analyses as described in more detail below.

At our 2014 Annual Meeting, the stockholders approved, on an advisory basis, the compensation of the named executive officers (99.5% of votes cast). Previously, at our 2011 Annual Meeting, the stockholders voted for approval of a frequency of holding advisory votes every three years with respect to named executive officer compensation (51% of votes cast). The Compensation Committee believes this level of stockholder support reflects a strong endorsement of the Company’s compensation policies and decisions. The Compensation Committee has considered the results of the last advisory vote on executive compensation in determining the Company’s compensation policies and decisions for 2016, and has determined that these policies and decisions are appropriate and in the best interests of the Company and its stockholders at this time.

In 2015, the Compensation Committee engaged Meridian Compensation Partners, LLC (“Meridian”) to review the Company’s executive compensation policies and practices. Meridian was also directed to determine a comparable peer group for executive compensation purposes and to report considerations regarding changes in compensation levels for the NEOs to bring them into the 50th percentile of total direct compensation of the peer group. Meridian is retained by, and reports to, the Compensation Committee to provide compensation analyses and consultation at the Committee’s request. Meridian was paid approximately $101,000 for the consulting engagement and provides no other services to the Company.

The Compensation Committee met four times in 2015 to discuss, among other items, the salaries, bonuses and other compensation of the senior executive officers and other key employees of the Company, including the Chairman of the Board and the Chief Executive Officer. The Compensation Committee did not act by unanimous consent at any time in 2015.

        Historically, the Compensation Committee meets each February to finalize discussion regarding the Company’s performance goals for the previous and current year with respect to performance-based compensation to be paid to executive officers and to approve its report for the Proxy Statement. These goals are approved within 90 days of the beginning of the year, pursuant to the Code. During the third quarter of each year, the Compensation Committee generally discusses any new compensation issues, the base compensation, bonus and MIP award analyses, and the engagement of the compensation consultant for annual executive and director compensation surveys. The Compensation Committee also meets during the fourth quarter to:

•	review and discuss information provided by the compensation consultant and the recommendations made by the Chairman of the Board and the Chief Executive Officer,
•	review the performance of the Company and the individual officers,
•	review the extent to which the Company’s performance goals were attained and approve short-term cash bonus and long-term incentive awards, and
•	determine executives’ base salaries for the following year.

Management also advises the full Board, including the Compensation Committee members, throughout the year of any new issues and developments regarding executive compensation.

The Compensation Committee has reviewed and discussed the following CD&A with management, and based upon such review and discussions, the Compensation Committee recommended to the Board that the CD&A be included in the Company’s Proxy Statement.

J.B. Hunt Transport Services, Inc.

2015 Executive Compensation Committee

Coleman H. Peterson, Chairman

Francesca M. Edwardson

Gary C. George

John A. White

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The Compensation Discussion and Analysis provides information regarding the compensation paid to our President and Chief Executive Officer, Chief Financial Officer and certain other executive officers who were the most highly compensated in calendar year 2015. These individuals, referred to collectively as “named executive officers” or NEOs, are identified below:

•	John N. Roberts, III – President and Chief Executive Officer
•	David G. Mee – Executive Vice President, Finance/Administration, Chief Financial Officer and Corporate Secretary
•	Terrence D. Matthews – Executive Vice President and President of Intermodal
•	Kirk Thompson – Chairman of the Board
•	Shelley Simpson – Executive Vice President, Chief Marketing Officer and President of Integrated Capacity Solutions and Truckload
•	Nicholas Hobbs – Executive Vice President and President of Dedicated Contract Services

Compensation Philosophy and Principles

The Compensation Committee acknowledges that the transportation industry is highly competitive and that experienced professionals have career mobility. The Company believes that it competes for executive talent with a large number of companies, some of which have significantly larger market capitalizations and others of which are privately owned. Retention of key talent remains critical to our success. The Company’s need to focus on retention is compounded by its size and geographic location. The Company’s compensation program is structured to attract, retain and develop executive talent with the ability to assume a broad span of responsibilities and successfully lead complex business units to market-leading positions in the industry. The Compensation Committee believes that the ability to attract, retain and provide appropriate incentives for professional personnel, including the senior executive officers and other key employees of the Company, is essential to maintaining the Company’s leading competitive position, thereby providing for the long-term success of the Company. The Compensation Committee’s goal is to maintain compensation programs that are competitive within the transportation industry. Each year, the Compensation Committee reviews the executive compensation program with respect to external competitiveness and linkage between executive compensation and creation of stockholder value and determines what changes, if any, are appropriate.

The overall compensation philosophy of the Compensation Committee and management is guided by the following principles:

•

Compensation levels should be sufficiently competitive to attract and retain key talent. The Company aims to attract, motivate and retain high-performance talent to achieve and maintain a leading position in its industry. Our total compensation package should be strongly competitive with other transportation companies.

•

Compensation should relate directly to performance and responsibility. Total compensation should be tied to and vary with performance and responsibility, both at the Company and individual level, in achieving financial, operational and strategic objectives. Differentiated pay for high-performing individuals should be proportional to their contributions to the Company’s success.

•

Short-term incentive compensation should constitute a significant portion of total executive compensation. A large portion of total compensation should be tied to performance, and therefore at risk, as position and responsibility increase. Individuals with greater roles and the ability to directly impact strategic direction and long-term results should bear a greater proportion of the risk.

•

Long-term incentive compensation, the Company’s Management Incentive Plan (the “MIP”), should be closely aligned with stockholders’ interests. Awards of long-term compensation encourage executive officers to focus on the Company’s long-range growth and development and incent them to manage from the perspective of stockholders with a meaningful stake in the Company, as well as to focus on long-term career orientation. Participants in the MIP are required to own Company stock. The requirements are discussed in this CD&A under the caption “Stock Ownership Guidelines.”

The Company’s executive compensation program is designed to reward the achievement of initiatives regarding growth, productivity and people, including:

•

setting, implementing and communicating strategies, goals and objectives to ensure that the Company grows revenue and earnings at rates that are comparable to or greater than those of our peers and that create value for our stockholders,

•	motivating and exhibiting leadership that aligns the interests of our employees with those of our stockholders,
•	developing a grasp of the competitive environment and taking steps to position the Company for growth and as a competitive force in the industry,
•	constantly renewing the Company’s business model and seeking strategic opportunities that benefit the Company and its stockholders, and
•	implementing a discipline of compliance and focusing on the highest standards of professional conduct.

PROCESS OF SETTING COMPENSATION

Benchmarking Against a Peer Group

The Compensation Committee engaged Meridian to perform a competitive market assessment for the NEOs to evaluate base salary, target annual incentives, target total cash compensation, long-term incentives and total direct compensation.

The assessment involved the use of a peer group, as noted below, consisting of 13 transportation and logistics companies in the national marketplace. This peer group was updated in 2015 to more closely align the Company’s peer group with peers suggested by Institutional Shareholder Services. These companies represent both business competition and the most relevant labor market for our executives.

Avis Budget Group, Inc.	CH Robinson Worldwide, Inc.	CON-Way, Inc.
CSX Corporation	Expeditors Int’l of Washington, Inc.	Hertz Global Holdings, Inc.
Hub Group, Inc.	Kansas City Southern	Landstar System, Inc.
Norfolk Southern Corporation	Ryder System, Inc.	Swift Transportation Company
UTI Worldwide, Inc.

The Compensation Committee has decided that the appropriate comparative total compensation target should be at the 50th percentile of the respective peer groups.

In 2015, the Compensation Committee concluded that a representative peer group for the role of the Executive Chairman/Non-CEO position of the Company could not be compiled. Therefore, the Committee used its best business judgment to determine the compensation of the Chairman of the Board, which the Committee concluded was more reflective of his role within the daily management of the Company.

Compensation Analysis Tools

In addition to the competitive compensation survey information for each officer that was compiled, the Compensation Committee also reviewed a three-year history of executive compensation tally sheets. The Compensation Committee anticipates that pertinent compensation information will continue to be developed and enhanced to allow the Committee to perform the most relevant analyses practicable.

Our objective for total executive compensation is to provide compensation at the 50th percentile of the respective peer groups. We believe that a sizeable portion of overall compensation should be at risk and tied to stockholder value. Our bonuses are tied to earnings per share (“EPS”); as EPS increases, so do executive bonuses. Long-term incentives are used as tools to reward executives for current and future performance, to encourage an executive to remain with the Company and to align the executive’s interests with those of our stockholders. As part of our long-term incentive strategy, executives are expected to maintain stock ownership values as a multiple of their base salaries. Long-term incentives for NEOs are performance-based. While certain components of compensation are directly tied to the Company’s reported financial performance, sufficient accounting and operational controls are in place and tested effectively to ensure that the Company’s compensation practices and policies, including those for nonexecutives, are not reasonably likely to have a material adverse effect on the Company.

Our Company has a 401(k) plan that assists participants in providing for retirement. The Company contributes to each NEO’s account per year based on the NEO’s voluntary contribution amount. The equity buildup in unvested equity-based awards and stock owned currently is critical to each executive’s ability to adequately provide for his or her retirement. As previously mentioned and explained in detail later, we have a Company stock ownership policy for our executives, but we do not have a “hold until retirement” restriction. We do not believe that such a restriction is prudent for the employee or necessary to protect our Company.

Tally Sheets

A compensation tally sheet for each NEO was prepared and reviewed by the Compensation Committee in 2015. These tally sheets detail a three-year history of dollar amounts for components of the NEO’s total compensation, including current salary and estimated cash bonus, equity-based awards, change in control severance payments, if any, personal benefits, if any, and other perquisites.

Long-Term Compensation Analyses and Policies

        With respect to long-term, equity-based awards, the Company maintains the MIP. The MIP was originally adopted and approved by the Board on March 17, 1989, and an amended and restated MIP was subsequently approved by the stockholders on May 11, 1995. The MIP has been amended and restated since the time of its adoption, and all amendments requiring approval of the stockholders have been approved, with the last approval occurring at our Annual Meeting of Stockholders held in 2012. Currently, there are 44 million shares of common stock authorized for issuance under the MIP, of which approximately 7.5 million shares are available for future options and other awards.

Performance-based restricted share units, time-vested restricted share units and stock options of the Company are granted under the MIP in an effort to link future compensation to the long-term financial success of the Company. These equity-based awards are granted to executive officers, including the NEOs, and other key employees (approximately 380 individuals) and are intended to attract and retain employees, to provide incentives to enhance job performance, and to enable those persons to participate in the long-term success and growth of the Company through an equity interest in the Company.

The Compensation Committee typically grants time-vested restricted share units under the MIP to non-NEO employees of the Company, while granting performance-based restricted share units to the NEOs of the Company. The future vesting of performance-based awards is contingent on the Company’s attainment of predetermined performance metrics established by the Compensation Committee. The Compensation Committee believes that restricted share units, both time-vested and performance-based, are currently more effective than stock options in achieving the Company’s compensation objectives, as these grants are subject to less market volatility and are less dilutive to stockholders. Employees realize immediate value as restricted share units vest, with such value increasing as the Company’s stock performance increases. Cash dividends are not paid and there are no voting rights on unvested restricted share units.

The Company does not have a formal policy, but has an established practice described below, with respect to the granting of any form of equity compensation. The Company does not have a policy or practice of either timing equity-based compensation grants to current or new executive officers, or timing the release of material, nonpublic information to affect the value of executive compensation. Recommendations for all Section 16 filers, except for the Chairman of the Board and the Chief Executive Officer, are presented to the Compensation Committee by the Chief Executive Officer. The Chairman of the Board recommends to the Compensation Committee the award for the Chief Executive Officer. The Compensation Committee approves or adjusts the award using the above tools for all Section 16 filers, except for the Chairman of the Board and the Chief Executive Officer. The awards for the Chairman of the Board and Chief Executive Officer are recommended by the Compensation Committee and submitted for final approval to the Company’s independent Board members. This process occurs in late October or early November of each year to coincide with our third-quarter Board meeting. We consider this our annual award date. The Compensation Committee does not expect to delegate approval authority to grant awards to management or any subcommittee at this time or in the near future. The grant date is typically set by the Compensation Committee. Historically, annual awards of equity compensation have been granted to all awardees, including the NEOs, in October. In 2015, 419,801 grants were made on October 21, and 82,814 grants were made on October 22, the date of the third-quarter Board meeting. Grants have been made in months other than the annual award date on a very limited basis. The limited exceptions to this grant-date practice have included, for example, the hiring of a key employee or the promotion of an employee to an executive office.

The Compensation Committee anticipates that it will continue adhering to these general grant dates for the foreseeable future for administrative ease and consistency. Awards are made in the fourth quarter because the Compensation Committee has a good view as to the Company’s financial performance and the executive’s individual performance for the current year and has the most recently available competitive market data.

Pursuant to the provisions of the MIP, all stock options are granted with an exercise price equal to 100% of the fair market value of the Company’s common stock on the grant date. Stock options are generally exercisable over five to 10 years from the grant date. The exercise price of stock options may be satisfied with payment of cash or previously owned Company stock or through a cashless simultaneous exercise and sale. In response to emerging changes in the area of accounting for equity-based compensation and to position ourselves competitively with our peers, the Compensation Committee began granting restricted share units in lieu of stock options under the MIP in 2005. The Compensation Committee anticipates granting restricted share units in lieu of stock options for the foreseeable future, but in the event stock options are granted, such stock options will be granted under the terms discussed above. Similar to stock options, the total number of restricted share units that may be awarded to an individual is within the discretion of the Compensation Committee but also limited by the MIP and is generally based on the Company’s performance and the individual’s current level of compensation, individual performance, potential for promotion and marketability outside the Company. The number of restricted share units or stock options previously granted to an individual may be, but is not always, a consideration in determining the amount of awards granted to that individual in the future. Generally, restricted share units vest over three to 10 years.

As stated above, the Company does not have a policy or practice of timing the grant of equity-based awards and the release of material, nonpublic information in a manner that would affect compensation for new or current executive officers, nor has it deliberately or knowingly done so. In the event that material, nonpublic information becomes known to the Compensation Committee, the Company or its employees at a time when such information could affect or otherwise impact the imminent grant of equity-based compensation, management and the Compensation Committee will take the existence of such information under advisement and determine whether to delay the grant of such equity-based compensation to a later date to avoid the appearance of any impropriety.

Deductibility of Compensation and Other Regulatory Considerations

        The Code places a limit of $1 million on the amount of compensation the Company may deduct for federal income tax purposes in any one year with respect to the Company’s Chief Executive Officer and the next three most highly compensated executive officers whose compensation is required to be disclosed in the Company’s annual Proxy Statement, other than the Chief Financial Officer (the “Covered Employees”). There is an exception to this $1 million limitation for performance-based compensation that meets certain requirements. In reviewing the effectiveness of the Company’s compensation program, the Compensation Committee considers the anticipated tax treatment to the Company and to its executives of various payments and benefits. Additionally, the deductibility of certain compensation payments depends upon the timing of an executive’s vesting or exercise of previously granted awards, as well as interpretations and changes in the tax laws and other factors beyond the Compensation Committee’s control. For these and other reasons, including the need to maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Compensation Committee will not necessarily, nor in all circumstances, limit executive compensation to that which is deductible under the Code. The Company has not adopted a policy requiring all compensation to be deductible.

The MIP contains specific language and requirements regarding performance-based awards granted to a Covered Employee intended to be “qualified performance-based compensation” as defined by the Code. These awards shall be based on the attainment of one or more objective performance goals established in writing by the Committee. Performance goals must be based on one or more criteria approved by the MIP (e.g., revenue, operating income, return on assets) and be based on an objective formula or standard.

Prior to any vesting of an award, the Committee must certify in writing that all of the necessary performance goals have been met. Material terms of the performance goals must be disclosed to and reapproved by the stockholders every five years. In October 2015, 160,574 grants of “qualified performance-based compensation” restricted share units were made to Covered Employees and vest, under the provisions of the MIP, upon the Company’s attainment of predetermined performance metrics established and approved by the Compensation Committee.

The Compensation Committee will continue to consider various alternatives to preserving the deductibility of compensation payments and benefits to the extent reasonably practicable and to the extent consistent with its other compensation objectives. Base salary, bonuses or the vesting of non-performance-based restricted share units do not qualify as performance-based compensation under the Code. In 2015, the following NEO compensation paid was not deductible by the Company:

John N. Roberts, III	$1,844,763
Terrence D. Matthews	1,557,807
Kirk Thompson	4,652,775

Derivative Trading

It is the Company’s policy that officers and directors not engage in any put or call transactions on Company stock. Such transactions create a significant enticement for abusive trading and, in many instances, give the unwelcome appearance of the officer or director betting against the Company. There is no Company policy, other than required by law, that would prohibit the Company’s executive officers from entering into a forward-sale or forward-purchase contract.

Stock Ownership Guidelines

To motivate the Company’s officers and senior management to emulate its stockholders, the Company expects its management to own Company stock at levels described in the table shown below.

Stock ownership is defined as stock owned:

•	directly or indirectly, and/or
•	through the Company’s 401(k) Employee Retirement Plan.

Position	Ownership Multiple of Base Salary
Chief Executive Officer	6 times
Executive Vice Presidents	3.5 times
Senior Vice Presidents	2.75 times
Vice Presidents	2.5 times

The Compensation Committee has determined that as of the annual award dates, October 21 and October 22, 2015, all of the Company’s officers and members of senior management covered by these guidelines had met their ownership goals.

Stock Retention Policy

Other than indicated above, the Company does not have any other stock retention policy.

Recovery of Awards

The Company does not have a policy, other than required by law, requiring replacement of awards or payments as a result of an officer’s illegal transactions or restatements. However, the Compensation Committee has formally adopted and explicitly communicated the “clawback” provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act with regard to annual cash bonus awards paid to the Company’s executive officers. Since becoming a public company in 1983, the Company has had no illegal actions by its officers or restatements of financial information.

Summary

The Company intends to continue its practice of compensating its executives through programs that emphasize performance. To that end, executive compensation is tied directly to the performance of the Company and is structured to ensure that, due to the nature of the business and the degree of competitiveness for executive talent, there is an appropriate balance between:

•	base salary and incentive compensation,
•	short-term and long-term compensation, and
•	cash and noncash compensation.

Each is determined and measured by:

•	competitive compensation data,
•	financial, operational and strategic goals,
•	long-term and short-term performance of the Company compared with its peer group, and
•	individual contribution to the success of the Company.

2015 COMPENSATION

Elements of Compensation

The Company’s primary compensation components are summarized below. Generally, the Company’s compensation program consists of an annual base salary, a short-term cash incentive award, and an annual long-term, equity-based award. Primary benefits for executives include participation in the Company’s 401(k) plan, health, dental and vision plans, and various insurance plans, including disability and life insurance, all of which are available to all employees on a nondiscriminatory basis. The Company provides limited perquisites to executive officers and other key employees as described in more detail on page 28 under the section titled “Other Perquisites.”

Total direct compensation for executive officers, including the NEOs, consists of one or more of the following components:

•	base salary,
•	annual performance-based incentive cash bonus awards,
•	long-term incentive/equity-based compensation,
•	health and welfare benefits, and
•	other benefits.

The Compensation Committee, with recommendations from management, works to create what it believes is the best mix of these components in delivering total direct compensation. In determining annual compensation, the Compensation Committee reviews all elements of compensation separately and in the aggregate. These compensation components are comparable to those of the Company’s competitors and peer group.

In its review of executive compensation, and, in particular, in determining the amount and form of incentive awards discussed below, the Compensation Committee generally considers several factors. Among these factors are:

•	market information with respect to cash and long-term compensation for its peer group,
•	amounts paid to the executive officer in prior years as salary,
•	annual bonus and other compensation,
•	the officer’s responsibilities and performance during the calendar year, and
•	the Company’s overall performance during prior calendar years and its future objectives and challenges.

At transportation companies, generally the largest elements of compensation are paid in the form of annual short-term incentives and long-term compensation. Compensation mix and industry profitability vary as the industry faces many risk factors, such as the economy and fuel prices.

Cash compensation for our NEOs varies as the EPS of the Company changes, due to the nature of our bonus plan described below. Grants of performance-based restricted share units or stock options are made annually. Performance-based restricted share units and stock options are based on each employee’s level of responsibility and are generally computed as a multiple of base salary.

It has been the policy of the Company to put a significant portion of the executive’s compensation at risk. This is accomplished by our cash bonus plan, which is directly tied to EPS, and the issuance of performance-based restricted share units. Equity-based awards from the MIP may also vary in vesting from three to 10 years. These awards are subject to forfeiture if the employee leaves the Company. Furthermore, the future vesting of performance-based equity awards is contingent on the Company’s attainment of predetermined performance metrics established by the Committee. The Committee and management believe that the proportion of compensation at risk should rise as the employee’s level of responsibility increases.

The Compensation Committee has retained Meridian as its compensation consultant. Meridian reports directly to the Compensation Committee and has no other engagements with the Company. In 2015, Meridian prepared a study providing information and an independent analysis of the Company’s executive compensation program and practices. The results of this study included observations about the Company’s target 2015 executive compensation.

The Compensation Committee does not rely solely on predetermined formulas or a limited set of criteria when it evaluates the individual performances of the NEOs. The Compensation Committee considers actual results against deliverables and also bases its compensation decisions for the NEOs on:

•	leadership,
•	the execution of business plans,
•	strategic results,
•	operating results,
•	growth in EPS,
•	size and complexity of the business,
•	experience,
•	strengthening of competitive position,
•	analysis of competitive compensation practices, and
•	assessment of the Company’s performance.

Where possible, the above criteria were compared with the peer group selected as well as the Chief Executive Officer’s input for his direct reports and the Chairman of the Board’s input for the Chief Executive Officer.

Base Salary

The Compensation Committee believes that competitive levels of cash compensation, together with equity-based and other incentive programs, are necessary for motivating and retaining the Company’s executives. Salaries provide executives with a base level of monthly income and help achieve the objectives outlined above by attracting and retaining strong talent. Base salaries are evaluated annually for all executive officers, including the Chairman of the Board and the Chief Executive Officer. Generally, base salaries are not directly related to specific measures of corporate performance, but are determined by the relevance of experience, the scope and complexity of the position, current job responsibilities, retention and relative salaries of the peer group members. The Compensation Committee may elect not to increase an executive officer’s annual salary, and has so elected in prior years. However, if warranted, the Compensation Committee may increase base salary where an executive officer takes on added responsibilities or is promoted.

Annual Bonus Award

As previously mentioned, the Company has had in place for several years a bonus plan that is tied to EPS. At its fall meeting when management presents its budget for the following year, the Compensation Committee establishes a matrix of EPS results with bonus payout levels. These forecasted earnings results are based on customer freight trends, strategies for growth and controlling costs, and corporate strategies to maximize stockholder return. Once presented to the Board, the EPS budget and bonus plan matrix remain fixed, though management continually reforecasts expectations based on actual results and on changing facts and assumptions. Changes in uncontrollable factors such as general economic conditions, railroad or port authority service issues, or rapidly fluctuating fuel costs can have a significant impact on the Company’s actual EPS. Therefore, as the Company performs against the original budget, the executive’s bonus performs against the pre-established matrix.

The bonus plan is based on annual EPS; however, quarterly EPS targets are established. If the Company meets a quarterly EPS target, the executive is eligible to receive a “progress payment” equal to approximately 12.5% of his or her projected annual bonus payout. The annual bonus earned is reduced by the progress payments received during the year. We consider a single quarterly progress payment, computed at approximately 12.5% of the executive’s lowest possible annual bonus amount, to be the threshold bonus amounts described below. The Company’s bonus plan has no reimbursement or “clawback” feature if a progress payment is made in a plan year where an annual bonus is not earned. However, the Compensation Committee has formally adopted and explicitly communicated the “clawback” provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act with regard to annual cash bonus awards paid to the Company’s executive officers.

For 2015, the established matrix consisted of EPS ranging from $3.10 to $4.35, translating to annual bonus payout percentages ranging from 5% to 170% of an executive’s base salary. The 2015 quarterly and annual bonus payout targets compared with actual reported EPS and actual payout percentages were as follows:

	EPS			Bonus Payout % of Salary
Period	Minimum	Target	Reported EPS	Minimum	Target	Actual
1Q 15	0.58	0.67	0.78	0.6	3.4	15.0
2Q 15	0.81	0.92	0.88	0.6	3.4	2.5
3Q 15	0.84	0.96	0.99	0.6	3.4	3.1
Annual	3.10	3.55	3.66	5.0	27.0	30.0

Actual earned bonus amounts by quarter for each NEO:

					Total
	1Q 15	2Q 15	3Q 15	4Q 15	Annual
John N. Roberts, III	$112,500	$18,750	$23,438	$70,312	$225,000
David G. Mee	67,500	11,250	14,063	42,187	135,000
Terrence D. Matthews	67,500	11,250	14,063	42,187	135,000
Kirk Thompson (1)	—	—	—	—	—
Shelley Simpson	60,000	10,000	12,500	37,500	120,000
Nicholas Hobbs	56,250	9,375	11,719	35,156	112,500

(1)	The position of Chairman of the Board is not eligible to participate in the Company’s EPS bonus plan.

Long-Term, Equity-Based Award

        Each executive is eligible to receive a long-term incentive award of performance-based restricted share units. Performance-based restricted share units are intended to help achieve the objectives of the compensation program, including the retention of high-performing and experienced talent, a career orientation and strong alignment with stockholders’ interests. The performance-based restricted share units are awarded and settled from shares reserved for issuance under the MIP. The Compensation Committee approves or adjusts the award based on the above criteria for all Section 16 filers who are employees of the Company. The awards for the Company’s Chairman of the Board and Chief Executive Officer are presented for final approval to the Company’s independent Board members. The Compensation Committee believes that performance-based restricted share units must be sufficient in size to provide a strong, long-term performance and retention incentive for executives and to increase their vested interest in the Company. Performance-based restricted share units are used as long-term incentives because they are less dilutive to shares outstanding and to profits. Performance-based restricted share units generally vest from three to 10 years.

In administering the MIP and awarding long-term incentive awards, we are sensitive to the potential for dilution of future EPS. The MIP is a broad-based equity compensation program. We focus the program on employees who will have the greatest impact on strategic direction and long-term results of the Company by virtue of their senior roles and responsibilities. A total of 550,717 performance-based and time-vested restricted share units were granted in 2015. Approximately 29% of the total share units granted were performance-based restricted share units to the NEOs, and approximately 31% of the total share units granted were to the executive officer group as a whole. As described above, MIP participants who hold the title of director and above have an ownership requirement in Company stock.

In determining the number of performance-based restricted share unit grants for each NEO, the Compensation Committee reviewed peer market data provided by Meridian and a detailed analysis of each NEO’s vested and unvested stock holdings. In considering unvested stock holdings, the Committee reviewed a forecast of the timing of potential future restricted stock unit vesting for each NEO over the next 10 years.

The Compensation Committee subjectively considered the following objectives (without any particular weighting) when determining the form and amount of performance-based restricted share units granted to NEOs in 2015:

•	align NEOs’ long-term interests with those of the Company’s stockholders,
•	strengthen retention hooks for NEOs over the long term,
•	ensure competitiveness of NEOs’ total compensation opportunity through an emphasis on performance-based long-term stock compensation,
•	reinforce share holdings of NEOs,
•	align NEOs’ compensation with the Company’s long-term leadership succession planning initiatives, and
•	bolster the continuity of the entire management team through an upcoming period of critical strategic goals and milestones for the Company.

For 2015, the Compensation Committee and/or independent directors approved the following performance-based restricted share unit grants to the NEOs:

John N. Roberts, III	58,457
David G. Mee	24,300
Terrence D. Matthews	14,580
Kirk Thompson	24,357
Shelley Simpson	19,440
Nicholas Hobbs	19,440

The 2015 NEO awards shown above are performance-based restricted share units. These grants vest from three to five years annually, beginning July 15, 2016, upon the Company’s attainment of predetermined operating metrics established and approved by the Compensation Committee, and are deemed “qualified performance-based compensation” awards under Section 162(m) of the Code. The Compensation Committee acknowledges that the separate components of total direct compensation are not always in the 50th percentile of their respective peer groups, as determined earlier, but it believes that its mix of current and long-term compensation is more appropriate to align the NEO’s compensation with the stockholders’ interests in both the near and longer term.

The Committee also reviewed its compensation strategy in general and specific components of total direct compensation and determined that none of the Company’s compensation programs, individually or as a whole, would create risks that are reasonably likely to have a material adverse effect on the Company. The Committee presented its review and conclusion to the entire Board.

Deferred Compensation

The Company administers a Deferred Compensation Plan for certain of its officers. The employee participant may elect on an annual basis to defer part of his or her salary and/or bonus. This plan assists key employees in planning for retirement. The Company contributes nothing to the plan, and participants are not permitted to defer shares of Company stock.

Health and Welfare Benefits

        The Company provides benefits such as medical, vision, life insurance, long-term disability coverage, and 401(k) plan opportunities to all eligible employees, including the NEOs. The Company provides up to $750,000 in life insurance coverage and up to $10,000 per month in long-term disability coverage. The value of these benefits is not required to be included in the Summary Compensation Table since they are available to all employees on a nondiscriminatory basis. The Company matches certain employee contributions to the 401(k) plan. The Company provides no postretirement medical or supplemental retirement benefits to its employees.

        The Company also provides vacation, sick leave and other paid holidays to employees, including the NEOs, that are comparable to those provided at other transportation companies. The Company’s commitment to provide employee benefits is due to our recognition that the health and well-being of our employees contributes directly to a productive and successful work life that produces better results for the Company and for its employees.

Personal Benefits

The Company provides certain perquisites to management employees, including the NEOs, as summarized below.

Company Aircraft

The Company actively participates in shared ownership of aircraft services with NetJets and CitationAir. With the approval of the Chief Executive Officer, the NEOs and other management employees use Company aircraft services for business purposes. Personal use of Company aircraft services is provided to executive officers on a very limited basis and to other management employees in the event of emergency or other urgent situations.

Company Vehicles

The Company does not provide Company-owned cars to executives.

Other Perquisites

The Company provides executive officers a taxable allowance of up to $10,000 a year for financial counseling services, which may include legal, financial, estate and/or tax planning, and tax return preparation. This benefit is based on actual cost to the Company. The Company also provides country club memberships to certain of its executive officers. These memberships are valued based on the actual costs of the membership, including dues, regardless of whether use was personal or business. The Company believes that these clubs provide a quiet venue for negotiations and entertainment of clients, bankers, investment bankers, stockholders, etc.

Severance Agreements

The Company does not have employment contracts or predetermined personal severance agreements with any of its executives. However, according to the terms of the awards granted under the previously mentioned MIP, all outstanding non-incentive-based options and restricted share units immediately vest upon a “change in control.”

Generally, a “change in control” is deemed to occur when more than 30% of the outstanding shares of common stock of the Company change ownership in a transaction that is a merger, reorganization or consolidation, when the persons who constitute the Company’s incumbent board of directors cease to constitute a majority of the board, or when the stockholders approve a transaction that is a merger, reorganization or consolidation where more than 50% of the outstanding shares change ownership or a complete liquidation or dissolution of the Company or the sale or disposition of all or substantially all of the assets of the Company.

SUMMARY COMPENSATION

The following table summarizes the total compensation earned by or paid to the Chief Executive Officer, Chief Financial Officer and the next four most highly compensated executive officers of the Company who served in such capacities as of December 31, 2015, for services rendered to the Company. These six officers are referred to as the NEOs in this Proxy Statement.

					Non-Equity
					Incentive
Name and			Share	Option	Plan	Deferred	All Other
Principal		Salary	Units	Awards	Compensation	Compensation	Compensation
Position	Year	($) (1)	($) (2)	($) (2)	($) (1)	($)	($)	Total ($)
John N. Roberts, III	2015	796,132	4,342,186	—	225,000	—	19,053	5,382,371
President	2014	695,000	3,465,876	—	157,550	—	28,044	4,346,470
and CEO	2013	642,692	3,244,500	—	146,050	—	25,001	4,058,243

David G. Mee	2015	476,846	1,809,378	—	135,000	—	16,078	2,437,302
EVP, Finance	2014	437,845	1,143,300	—	99,935	—	17,654	1,698,734
& Administration and CFO	2013	401,077	2,152,800	—	90,850	—	18,061	2,662,788

Terrence D. Matthews	2015	478,946	1,085,627	—	135,000	—	19,590	1,719,163
EVP and	2014	442,589	762,200	—	101,200	—	19,438	1,325,427
President of Intermodal	2013	408,436	3,229,200	—	92,000	—	26,315	3,755,951

Kirk Thompson	2015	448,077	1,809,238	—	—	—	12,650	2,269,965
Chairman of	2014	450,000	1,636,672	—	—	—	5,003	2,091,675
the Board	2013	492,308	1,658,300	—	—	—	9,453	2,160,061

Shelley Simpson	2015	429,808	1,447,502	—	120,000	—	17,793	2,015,103
EVP, CMO and President of	2014	371,635	1,143,300	—	80,500	—	24,391	1,619,826
ICS & Truckload

Nicholas Hobbs	2015	403,846	1,447,502	—	112,500	—	14,998	1,978,846
EVP and President of Dedicated
Contract Services

(1)

Non-equity incentive plan compensation (paid as a bonus) and salary amounts shown above are reported as gross earnings. Totals may include amounts transferred into the deferred compensation plan and/or into the Company’s 401(k) plan. All non-equity awards are reported in the year in which they are earned. The position of Chairman of the Board is currently not eligible to participate in the Company’s non-equity incentive plan.

(2)

Amounts reflect grant date fair value of each individual’s specific award, which will be earned over the vesting period (3 to 8 years) and the achievement of performance metrics established by the Compensation Committee at the time of grant. No stock options were granted during 2015, 2014 or 2013.

Components of All Other Compensation for Calendar Year 2015

	Perquisites	Company
	and Other	Contributions
	Personal Benefits	to 401(k) Plan	Total
Name	($)	($)	($)
John N. Roberts, III	19,053	—	19,053
David G. Mee	10,716	5,362	16,078
Terrence D. Matthews	11,640	7,950	19,590
Kirk Thompson	10,000	2,650	12,650
Shelley Simpson	9,843	7,950	17,793
Nicholas Hobbs	10,235	4,763	14,998

Components of Perquisites for Calendar Year 2015

				Total
		Legal and		Perquisites
	Personal Use	Accounting	Club	and Other
	of Company Plane	Fees	Dues	Personal
Name	($) (1)	($)	($)	Benefits ($)
John N. Roberts, III	—	8,780	10,273	19,053
David G. Mee	—	—	10,716	10,716
Terrence D. Matthews	—	1,245	10,395	11,640
Kirk Thompson	—	10,000	—	10,000
Shelley Simpson	—	1,770	8,073	9,843
Nicholas Hobbs		2,675	7,560	10,235

(1)

The value of personal aircraft usage reported above is based on the Company’s actual invoiced amount from NetJets or CitationAir for the variable costs incurred on each trip. Since the Company’s aircraft is used primarily for business travel, this methodology excludes fixed costs that do not change based on usage, such as depreciation and management fees. On certain occasions, an executive’s spouse or other family member may accompany the executive on a flight when such person is invited to attend the event for appropriate business purposes. No additional direct operating cost is incurred in such situations under the foregoing methodology; however, the value of personal use of Company aircraft is imputed for federal income tax purposes as income to the NEO. Messrs. Roberts, Mee and Matthews, and Ms. Simpson had such imputed income in 2015. This value is calculated pursuant to Internal Revenue Service guidelines using Standard Industry Fare Level rates, which are determined by the U.S. Department of Transportation, and included in the NEO’s base salary in the Summary Compensation Table shown on page 29 of this Proxy Statement.

Grants of Plan-Based Awards

The following table reflects estimated possible payouts under equity and non-equity incentive plans to the NEOs during 2015. The Company’s equity-based and non-equity incentive-based awards are granted to the NEOs based upon pre-established performance goals set annually by the Compensation Committee with a performance period equal to the calendar year for which the performance goals are set.

The MIP is an annual plan consisting of equity-based awards only. The number of performance-based restricted share units awarded is measured based on the executive’s level of responsibility and other matters described on page 26 under “Long-Term, Equity-Based Award.” Dividends are not paid on awards of performance-based or time-vested restricted share units.

NEOs are eligible to earn cash bonuses under the non-equity incentive award plan based on the Company’s EPS for the calendar year. Please refer to page 26 under “Annual Bonus Award” for further detail.

								Stock	Option		Grant
								Awards:	Awards:		Date Fair
		Estimated Possible Payouts Under Non-Equity Incentive Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards			Number of Shares	Number of Securities	Exercise or Base Price of	Value of Stock and
								of Stock	Underlying	Option	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name	Date	($)	($)	($) (1)	(#)	(#) (2)	(#)	(#)	(#)	($/Sh)	($) (3)
John. N. Roberts, III	10/22/2015	4,688	202,500	1,275,000	11,691	58,457	58,457	—	—	—	74.28
David G. Mee	10/21/2015	2,813	121,500	765,000	3,110	24,300	24,300	—	—	—	74.46
Terrence D. Matthews	10/21/2015	2,813	121,500	765,000	4,860	14,580	14,580	—	—	—	74.46
Kirk Thompson (4)	10/22/2015	—	—	—	24,357	24,357	24,357	—	—	—	74.28
Shelley Simpson	10/21/2015	2,500	108,000	680,000	3,888	19,440	19,440	—	—	—	74.46
Nicholas Hobbs	10/21/2015	2,344	101,250	637,500	3,888	19,440	19,440	—	—	—	74.46

(1)

This column reflects the maximum non-equity incentive award each NEO was eligible to receive for 2015 under the percentage assigned to each NEO for the cash bonus pool. The actual awards earned are reported in the Summary Compensation Table shown on page 29 of this Proxy Statement.

(2)	This column reflects the number of performance-based restricted share units that were granted to the NEOs in 2015.
(3)

The fair value of the awards was based on a 3.5% discount from the Company’s closing stock price of $77.16 on October 21, 2015, or $76.98 on October 22, 2015. The discount represents the present value of expected dividends to be paid on the Company’s common stock, using the current dividend rate and the risk-free interest rate, over the vesting period. The Company believes that this discount is appropriate to value the performance-based restricted share units, as the units do not collect or accrue dividends until the awards vest and are settled with Company stock.

(4)	The position of Chairman of the Board is not eligible to participate in the Company’s EPS bonus plan.

Outstanding Equity Awards at Calendar Year-End

As of December 31, 2015, there were no outstanding stock options held by the NEOs. The following table sets forth information concerning restricted share units held by the NEOs as of December 31, 2015.

				Equity Incentive
			Equity Incentive Plan	Plan Awards:
			Awards: Number of	Market Value of
	Number of	Market Value of	Unearned Shares,	Unearned Shares,
	Shares or Units	Shares or Units	Units or Other	Units or Other
	of Stock That Have	of Stock That Have	Rights That Have	Rights That Have
Name	Not Vested (#) (1)	Not Vested ($) (2)	Not Vested (#) (1)	Not Vested ($) (2)
John N. Roberts, III			45,000	3,301,200
			18,000	1,320,480
			27,000	1,980,720
			36,378	2,668,690
			58,457	4,288,406
David G. Mee	10,000	733,600
			3,000	220,080
			3,125	229,250
			26,000	1,907,360
			12,000	880,320
			24,300	1,782,648
Terrence D. Matthews			18,000	1,320,480
			3,125	229,250
			41,000	3,007,760
			6,667	489,091
			14,580	1,069,589
Kirk Thompson	10,000	733,600
			12,000	880,320
			15,200	1,115,072
			13,800	1,012,368
			17,179	1,260,251
			24,357	1,786,830
Shelley Simpson	1,200	88,032
	18,000	1,320,480
	3,125	229,250
	26,000	1,907,360
			12,000	880,320
			19,440	1,426,118
Nicholas Hobbs	1,200	88,032
	2,000	146,720
	15,000	1,100,400
	3,000	220,080
	3,125	229,250
	26,000	1,907,360
	12,000	880,320
			19,440	1,426,118

(1)	Restricted share units are time-vested or performance-based awards. Effective vesting dates, pending achievement of required performance goals set for performance-based awards, are noted below.

Time-Based Awards

	Shares Vesting	Vesting Date	Shares Vesting	Vesting Date
David G. Mee	10,000	7/15/16
Kirk Thompson	10,000	7/15/16
Shelley Simpson	1,200	7/15/16	3,125	7/15/16
	3,000	7/15/16	2,000	7/15/16
	3,000	7/15/17	2,000	7/15/17
	3,000	7/15/18	2,000	7/15/18
	3,000	7/15/19	6,666	7/15/21
	3,000	7/15/20	6,667	7/15/22
	3,000	7/15/21	6,667	7/15/23
Nicholas Hobbs	1,200	7/15/16	2,000	7/15/16
	1,000	7/15/16	2,000	7/15/17
	1,000	7/15/17	2,000	7/15/18
	3,000	7/15/16	6,666	7/15/21
	3,000	7/15/17	6,667	7/15/22
	3,000	7/15/18	6,667	7/15/23
	3,000	7/15/19	3,000	7/15/16
	3,000	7/15/20	3,000	7/15/17
	3,000	7/15/16	3,000	7/15/18
	3,125	7/15/16	3,000	7/15/19

Performance-Based Awards

	Shares Vesting	Vesting Date	Shares Vesting	Vesting Date
John N. Roberts, III	15,000	7/15/16	9,094	7/15/17
	15,000	7/15/17	9,095	7/15/18
	15,000	7/15/18	9,095	7/15/19
	9,000	7/15/16	11,691	7/15/16
	9,000	7/15/17	11,691	7/15/17
	9,000	7/15/16	11,691	7/15/18
	9,000	7/15/17	11,692	7/15/19
	9,000	7/15/18	11,692	7/15/20
	9,094	7/15/16
David G. Mee	3,000	7/15/16	3,000	7/15/17
	3,125	7/15/16	3,000	7/15/18
	2,000	7/15/16	3,000	7/15/19
	2,000	7/15/17	3,110	7/15/16
	2,000	7/15/18	6,026	7/15/17
	10,000	7/15/20	6,026	7/15/18
	10,000	7/15/21	6,027	7/15/19
	3,000	7/15/16	3,111	7/15/20
Terrence D. Matthews	3,000	7/15/16	19,500	7/15/17
	3,000	7/15/17	2,000	7/15/18
	3,000	7/15/18	3,333	7/15/16
	3,000	7/15/19	3,334	7/15/17
	3,000	7/15/20	4,860	7/15/16
	3,000	7/15/21	4,860	7/15/17
	3,125	7/15/16	4,860	7/15/18
	19,500	7/15/16
Kirk Thompson	12,000	7/15/16	4,294	7/15/16
	7,600	7/15/16	4,295	7/15/17
	7,600	7/15/17	4,295	7/15/18
	4,600	7/15/16	4,295	7/15/19
	4,600	7/15/17	24,357	7/15/20
	4,600	7/15/18
Shelley Simpson	3,000	7/15/16	3,888	7/15/17
	3,000	7/15/17	3,888	7/15/18
	3,000	7/15/18	3,888	7/15/19
	3,000	7/15/19	3,888	7/15/20
	3,888	7/15/16
Nicholas Hobbs	3,888	7/15/16	3,888	7/15/19
	3,888	7/15/17	3,888	7/15/20
	3,888	7/15/18

(2)	Values are based on the last closing market price of $73.36 on December 31, 2015.

Restricted Share Units Vested

	Number of Shares	Value
	Acquired on	Realized on
	Vesting	Vesting
Name	(#)	($) (1) (2)
John N. Roberts, III	5,100	431,460
	990	83,754
	15,000	1,269,000
	15,000	1,269,000
	9,000	761,400
	9,000	761,400
	9,094	769,352
Total	63,184	5,345,366
David G. Mee	3,300	279,180
	990	83,754
	17,000	1,438,200
	10,000	846,000
	7,000	592,200
	3,000	253,800
	3,125	264,375
	2,000	169,200
	3,000	253,800
Total	49,415	4,180,509
Terrence D. Matthews	4,200	355,320
	990	83,754
	17,000	1,438,200
	3,600	304,560
	3,000	253,800
	3,125	264,375
	2,000	169,200
	3,333	281,972
Total	37,248	3,151,181
Kirk Thompson	17,500	1,480,500
	10,000	846,000
	23,000	1,945,800
	12,000	1,015,200
	12,000	1,015,200
	7,600	642,960
	4,600	389,160
	4,294	363,272
Total	90,994	7,698,092
Shelley Simpson	1,800	152,280
	1,200	101,520
	3,400	287,640
	3,000	253,800
	3,125	264,375
	2,000	169,200
	3,000	253,800
Total	17,525	1,482,615
Nicholas Hobbs	1,650	139,590
	1,200	101,520
	1,000	84,600
	3,880	328,248
	3,000	253,800
	3,125	264,375
	2,000	169,200
	3,000	253,800
Total	18,855	1,595,133

(1)

Value realized on the acquired shares shown above is gross earnings. Values are earned over multiple years. The receipt of vested shares in calendar year 2015 should not be interpreted to mean that all value was earned in the year the shares were received. Each executive retained a portion of the available vested shares as shown below:

John N. Roberts, III	35,158	Kirk Thompson	52,455
David G. Mee	26,508	Shelley Simpson	9,750
Terrence D. Matthews	31,156	Nicholas Hobbs	9,735
(2)	Values represent the fair market value of the underlying common stock on the date of vesting.

Components of Nonqualified Deferred Compensation for Calendar Year 2015

We have a nonqualified deferred compensation plan that allows eligible employees to defer a portion of their compensation. Participants can elect to defer up to a maximum of 50% of their base salary as well as up to 85% of their bonus for the year. The compensation deferred under this plan is credited with earnings or losses of investments elected by plan participants. Each participant is fully vested in all deferred compensation and earnings; however, these amounts are subject to general creditor claims until actually distributed to the employee. A participant may elect to receive deferred amounts in one payment or in quarterly installments payable over a period of two to 25 years upon reaching the age of 55, having 15 years of service, or becoming disabled. Our total liability under this plan was $13,569,119 as of December 31, 2015, and $13,515,042 as of December 31, 2014. These amounts are included in other long-term liabilities in our Consolidated Balance Sheets. Participant withholdings are held by a trustee and invested as directed by participants. These investments are included in “other assets” in our Consolidated Balance Sheets and totaled $13,569,119 as of December 31, 2015, and $13,515,042 as of December 31, 2014.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Withdrawals and	Balance
	in 2015	in 2015	in 2015	Distributions	at 2015
Name	($) (1)	($)	($)	($)	($) (1)
John N. Roberts, III	—	—	—	—	—
David G. Mee	—	—	—	—	—
Terrence D. Matthews	226,923	—	(7,754)	—	3,123,274
Kirk Thompson	85,192	—	10,325	—	1,137,070
Shelley Simpson	—	—	—	—	—
Nicholas Hobbs	—	—	—	—	—

(1)

Amounts of executive contributions are included as part of the NEO’s salary in the Summary Compensation Table detailed above. Total executive contributions for the three-year period ending December 31, 2015, were $177,500 for Mr. Thompson and $657,924 for Mr. Matthews.

Potential Post-Employment Benefits

The Company does not have employment contracts or predetermined personal severance agreements with any of its executives. However, according to the terms of the awards granted under the previously mentioned MIP, all outstanding options and restricted share units would immediately vest upon a “change in control.”

Generally, a “change in control” is deemed to occur when more than 30% of the outstanding shares of common stock of the Company change ownership in a transaction that is a merger, reorganization or consolidation, when the persons who constitute the Company’s incumbent board of directors cease to constitute a majority of the board, or when the stockholders approve a transaction that is a merger, reorganization or consolidation where more than 50% of the outstanding shares change ownership or a complete liquidation or dissolution of the Company or the sale or disposition of all or substantially all of the assets of the Company.

Potential benefits of the NEOs due to a “change in control” are shown below. The amounts represent the immediate vesting of all outstanding restricted share units and are valued using the last closing market price of $73.36 on December 31, 2015.

John N. Roberts, III	$13,559,496
David G. Mee	5,753,258
Terrence D. Matthews	6,116,170
Kirk Thompson	6,788,441
Shelley Simpson	5,851,560
Nicholas Hobbs	5,998,280

REPORT OF THE AUDIT COMMITTEE

The Audit Committee

The 2015 Audit Committee was composed of James L. Robo, Chairman, Douglas G. Duncan, Sharilyn S. Gasaway, and John A. White. Each served as a member of the Audit Committee during the full 2015 calendar year. The Company’s Board has determined that all members of the Audit Committee satisfy the independence and other requirements for audit committee membership pursuant to the NASDAQ corporate governance listing standards and has also determined that Messrs. Robo, Duncan and White, and Mrs. Gasaway each has the attributes of an audit committee financial expert as defined by SEC requirements.

The Audit Committee operates under a written charter adopted by the Board. A copy of the Audit Committee Charter is available on the “Corporate Governance” page of the “Investors” section of the Company’s website at www.jbhunt.com. In carrying out its responsibilities, the Audit Committee, among other things:

•	monitors the integrity of the financial reporting process, systems of internal accounting controls, and financial statements and reports of the Company,
•	appoints, retains, compensates and oversees the Company’s independent auditors, including reviewing the qualifications, performance and independence of the independent auditors,
•	reviews and preapproves all audit, attest and review services and permitted nonaudit services,
•	oversees the performance of the Company’s internal audit function, and
•	oversees the Company’s compliance with legal and regulatory requirements.

In 2015, the Audit Committee met eight times. The Audit Committee schedules its meetings with a view to ensure that it devotes appropriate attention to all of its responsibilities and duties. The Audit Committee’s meetings include, whenever appropriate, executive sessions with the Company’s independent auditors and the Company’s internal auditors, in each case outside the presence of the Company’s management.

In performing its oversight role, the Audit Committee reviewed the audited consolidated financial statements for the 2015 calendar year and met and held discussions with management, the Company’s internal auditors and E&Y, the Company’s independent registered public accounting firm, to discuss those financial statements and the audit related thereto. Management has represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles.

The Audit Committee discussed with the independent auditors matters required to be discussed by Auditing Standard No. 16 of the Public Company Accounting Oversight Board, as may be modified, supplemented or amended, which includes, among other items, matters related to the conduct of the audit of the Company’s consolidated financial statements. The independent auditors also provided the Audit Committee with written disclosures and the letter required by Rule 3526 of the Public Company Accounting Oversight Board, as may be modified, supplemented or amended, which relates to the auditors’ independence from the Company and its related entities, and the Audit Committee discussed with the independent auditors their independence.

Based on the Audit Committee’s discussions with management, the internal auditors and the independent auditors as described above, and upon its review of the representation of management and the independent auditors and the reports of the independent auditors, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the calendar year ended December 31, 2015, as filed with the SEC.

J.B. Hunt Transport Services, Inc.

2015 Audit Committee Members

James L. Robo, Chairman

Douglas G. Duncan

Sharilyn S. Gasaway

John A. White

PROPOSAL NUMBER TWO

RATIFICATION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee has selected E&Y as the Company’s independent registered public accounting firm to examine the consolidated financial statements of the Company for the 2016 calendar year. The Board seeks an indication from our stockholders of their approval or disapproval of the Audit Committee’s selection of E&Y as the Company’s independent registered public accounting firm for the 2016 calendar year.

E&Y has been our independent auditor since 2005. No relationships exist other than the usual relationships between auditor and client. Representatives of E&Y are expected to be present at the Annual Meeting to respond to appropriate questions and will have the opportunity to make a statement if they desire to do so. If our stockholders do not ratify the appointment of E&Y at the Annual Meeting, the Audit Committee will consider such event in its selection of the Company’s independent registered public accounting firm for the 2016 calendar year. Additionally, even if the appointment is ratified, the Audit Committee, at its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the 2016 calendar year if it determines that such a change would be in the best interests of the Company and its stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE

FOR

RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP

AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FOR THE 2016 CALENDAR YEAR

AUDIT AND NONAUDIT FEES

The Audit Committee preapproves the audit and nonaudit services to be rendered to the Company, as well as the fees associated with such services. Generally, management will submit to the Audit Committee a detailed list of services that it recommends the Audit Committee engage the independent auditors to provide for the calendar year. The Audit Committee preapproves certain audit and nonaudit services and establishes a dollar limit on the amount of fees the Company will pay for each category of services. The Audit Committee is informed from time to time regarding the nonaudit services actually provided pursuant to the preapproval process. During the year, the Audit Committee periodically reviews the types of services and dollar amounts approved and adjusts such amounts, as it deems appropriate. Unless a service to be provided by the independent auditors has received general preapproval, it will require specific preapproval by the Audit Committee. The Audit Committee also periodically reviews all nonaudit services to ensure that such services do not impair the independence of the Company’s independent registered public accounting firm. The Audit Committee approved all services provided by E&Y for the 2015, 2014, and 2013 calendar years. These services included the audit of the Company’s annual financial statements, audit of the Company’s internal control over financial reporting, review of the Company’s quarterly financial statements, audit of the Company’s employee benefit plan, due diligence, consent for and review of registration statements filed by the Company with the SEC, and tax consultation services. See “Report of Audit Committee” set forth earlier for a discussion of auditor independence.

The following table shows the fees billed by E&Y for audit and other services provided to the Company for the 2015, 2014, and 2013 calendar years, respectively:

	2015 ($)	2014 ($)	2013 ($)
Audit fees (1)	1,060,000	1,035,000	975,000
Audit-related fees (2)	34,000	288,275	32,000
Tax fees (3)	—	10,667	48,766
All other fees	—	—	—

(1)

Audit fees consisted of the audit of the Company’s annual financial statements, including the audit of the effectiveness of internal control over financial reporting, the review of the Company’s quarterly reports on Form 10-Q, and consent for and review of registration statements filed by the Company with the SEC.

(2)	Audit-related fees consisted of due diligence and an audit of the Employee Benefit Plan.
(3)	Tax fees consisted principally of federal and state income tax consulting.

The Audit Committee has considered whether the nonaudit services provided by E&Y, including the services rendered in connection with income tax consultation, were compatible with maintaining E&Y’s independence and has determined that the nature and substance of the limited nonaudit services did not impair the status of E&Y as the Company’s independent registered public accounting firm. E&Y did not bill the Company for any other services during calendar years 2015, 2014, and 2013.

Policy on Audit Committee Preapproval of Audit and Permissible Nonaudit Services of Independent Auditor

The Audit Committee has the responsibility of appointing, setting compensation for and overseeing the work of the independent auditor and has established a policy to preapprove all audit and permissible nonaudit services provided by the independent auditor.

Prior to the engagement of the independent auditor for next year’s audit, management will submit to the Audit Committee for approval an aggregate of services expected to be rendered during that year for each of four categories of services:

•

Audit services include audit work performed related to the financial statements, as well as work that generally only the independent auditor can reasonably be expected to provide, including comfort letters, statutory audits, attestation services, and consultation regarding financial accounting and/or reporting standards.

•

Audit-related services are for assurance and related services that are traditionally performed by the independent auditor, including due diligence related to mergers and acquisitions, employee benefit plan audits, and special procedures required to meet certain regulatory requirements.

•

Tax services include all services performed by the independent auditor’s tax personnel except those services specifically related to the audit of the financial statements, including fees in the areas of tax compliance, tax planning and tax advice.

•	Other services are those not captured in the other categories. The Company generally doesn’t request such services from the independent auditor.

Prior to the engagement, the Audit Committee preapproves these services by category of service. The fees are budgeted and the Audit Committee requires the independent auditor and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise that make it necessary to engage the independent auditor for additional services not contemplated in the original preapproval. In those instances, the Audit Committee requires specific preapproval before engaging the independent auditor.

The Audit Committee may delegate preapproval authority to one or more of its members. The member(s) to whom such authority is delegated must report, for informational purposes only, the preapproval decisions to the Audit Committee at its next scheduled meeting.

PROPOSAL NUMBER THREE

STOCKHOLDER PROPOSAL REGARDING SEXUAL ORIENTATION

NONDISCRIMINATION POLICY

In accordance with SEC rules, we have set forth below a stockholder proposal, along with the supporting statement of the stockholder proponents, for which we and the Board accept no responsibility. Trillium Asset Management, LLC on behalf of the Conny Lindley Revocable Living Trust, at Two Financial Center, 60 South Street, Suite 1100, Boston, MA 02111, is the proponent of the following stockholder proposal and has advised us that the Conny Lindley Revocable Living Trust holds shares of the Company’s common stock with a market value in excess of $2,000 and they intend to present the following proposal for a vote at the 2016 Annual Meeting.

RESOLVED: Stockholders request that the Company amend its written equal employment opportunity policy to explicitly prohibit discrimination based on sexual orientation, gender identity or gender expression and to take substantial action to implement the policy.

Supporting Statement

The Company does not explicitly prohibit discrimination based on sexual orientation, gender identity or gender expression in its written employment policy.

According to the Human Rights Campaign Foundation’s 2014 survey, 61 percent of Fortune 500 companies prohibit discrimination based on sexual orientation, gender identity or expression, a historic high.

We believe that corporations that prohibit discrimination on the basis of gender identity or gender expression have a competitive advantage in recruiting and retaining employees from the widest talent pool.

According to an analysis of surveys conducted by the Williams Institute at the UCLA School of Law, 16 to 60 percent of lesbian, gay, bisexual and transgender (“LGBT”) people report experiencing employment discrimination. Ninety percent of transgender individuals have encountered some form of harassment or mistreatment in the workplace.

Public opinion polls consistently find more than three-quarters of people in the United States support equal rights in the workplace. In a 2011 nationwide survey conducted by Greenberg Quinlan Rosner Research, the vast majority (79 percent) of the 900 respondents supported protecting LGBT people from discrimination in employment.

Although federal law does not provide sexual orientation and gender identity employment discrimination protection, seventeen states, the District of Columbia, and more than 114 cities and counties have laws prohibiting employment discrimination based on gender identity or expression.

In July 2014, the White House signed an amendment to an existing Executive Order covering companies that are federal contractors. The Executive Order explicitly prohibits federal contractors from discriminating on the basis of sexual orientation or gender identity. In issuing the order the President stated, “Equality in the workplace is not only the right thing to do, it turns out to be good business. That’s why a majority of Fortune 500 companies already have nondiscrimination policies in place.”

We are concerned the Company may be lagging behind peers with comprehensive equal employment opportunity policies. According to the Human Rights Campaign, many companies in the transportation services space, such as CSX, Union Pacific, United Parcel Service, and FedEx Corp. explicitly prohibit discrimination based on sexual orientation, gender identity or gender expression in their written policies.

We believe employment discrimination on the basis of sexual orientation, gender identity or gender expression diminishes employee morale and productivity. Because state and local laws are not comprehensive with respect to prohibiting employment discrimination, the Company would benefit from a comprehensive, consistent, corporate-wide policy to enhance efforts to prevent discrimination, resolve complaints internally, access employees from the broadest talent pool, and ensure a respectful and supportive atmosphere for all employees. We believe the Company will enhance its competitive edge by joining the growing ranks of companies guaranteeing equal opportunity for all employees.

Board of Directors Statement in Opposition to the Stockholder Proposal

The Board of Directors believes this stockholder proposal is unnecessary and that the Company’s current policy and practice more than achieve the objectives of this proposal. The Board of Directors therefore unanimously recommends voting against this proposal.

As an equal opportunity employer, the Company is firmly committed to operating its business in full compliance with applicable employment laws and providing each of our employees with a workplace free from unlawful discrimination or harassment of any kind.

Indeed, the Company’s EEO Harassment and Discrimination Policy states as follows:

“Harassment of J.B. Hunt personnel, sexual or otherwise, will not be tolerated at J.B. Hunt from anyone, including supervisors, co-workers, managers, vendors, clients or customers. All J.B. Hunt Directors, Officers, and Employees are responsible for discouraging harassment in the workplace. We discourage any behavior whatsoever that can be construed to be in poor taste and/or offensive. J.B. Hunt is committed to investigating all complaints thoroughly and promptly. All complaints and their terms of resolutions are kept as confidential as possible. Should an investigation confirm the occurrence of harassment, J.B. Hunt will take prompt disciplinary action. We reserve the right to take disciplinary action for behavior that interferes in any way with any individual’s ability to perform their job duties. Retaliation against those who reported harassment is forbidden.

J.B. Hunt will not tolerate discrimination in employment on the basis of race, sex, age, religion, protected veteran’s status, color, national origin, disability or other legally protected status. J.B. Hunt is committed to equal opportunity in all aspects of employment, including hiring, promotion, training, compensation, termination, and disciplinary action.”

The Company’s existing policy protects employees against discriminatory practices that are prohibited by existing federal law. Additionally, the Company’s policy provides protections beyond the basic legal requirements to extend equal opportunity in employment, promotion, training, compensation, termination and disciplinary action. The policy expressly dictates that the Company will not tolerate any harassment, sexual or otherwise, by not only the Company’s employees, but also vendors, clients and customers. Indeed, the Company’s policy discourages any behavior whatsoever that can be construed to be in poor taste and/or offensive.

The stockholder proposal resolution implies that additional action is necessary to implement the resolution. The Company disagrees. The Company has not received indications from its employees that discrimination on the basis of sexual orientation, gender identity or gender expression is practiced within the Company, nor has the Company received notice from its employees, vendors, clients or customers that the Company’s employment policies or practices jeopardize its relationship with any of them.

Thus it is the opinion of the Board of Directors that this stockholder resolution is both unwarranted and unnecessary.

THE BOARD OF DIRECTORS UNANIMOUSLY

RECOMMENDS A VOTE

AGAINST

PROPOSAL NUMBER THREE

STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING

ARE URGED TO VOTE BY TELEPHONE, MAIL OR INTERNET

IF YOU VOTE BY TELEPHONE OR THE INTERNET,

DO NOT RETURN YOUR PROXY CARD

By Order of the Board of Directors

DAVID G. MEE
Corporate Secretary

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Central Time, on April 20, 2016.
Vote by Internet
• Go to www.envisionreports.com/JBHT
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
• Follow the instructions provided by the recorded message

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposal 2, and AGAINST Proposal 3.

+
1.	Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain

	01 - Douglas G. Duncan	☐	☐	☐	02 - Francesca M. Edwardson	☐	☐	☐	03 - Wayne Garrison	☐	☐	☐

	04 - Sharilyn S. Gasaway	☐	☐	☐	05 - Gary C. George	☐	☐	☐	06 - J. Bryan Hunt, Jr.	☐	☐	☐

	07 - Coleman H. Peterson	☐	☐	☐	08 - John N. Roberts III	☐	☐	☐	09 - James L. Robo	☐	☐	☐

	10 - Kirk Thompson	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain

2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent public accountants for calendar year 2016.	☐	☐	☐	3.	To approve a stockholder proposal regarding sexual orientation nondiscrimination policy.	☐	☐	☐

4.	To transact such other business as may properly come before the meeting or any adjournments thereof.

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

Dear Stockholder:

If voting by proxy, we encourage you to vote your shares electronically this year either by telephone or via the Internet. This will eliminate the need to return your proxy card.

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned your proxy card. When voting your shares electronically by telephone or via the Internet, you will need the fifteen digit number on the front of this proxy card. The Computershare Vote by Telephone and Vote by Internet systems are maintained by our transfer agent, Computershare Trust Company, N.A. (“Computershare”) and can be accessed 24 hours a day, seven days a week up until the day prior to the annual meeting; votes may be cast by Internet up until 11:59 p.m. (CDT) on the day before the annual meeting.

If you do not vote via proxy card, telephone or the Internet, you may attend the Annual Meeting of Stockholders on April 21, 2016 at the offices of the corporation, 615 J.B. Hunt Corporate Drive, Lowell, Arkansas and at any adjournment thereof.

Direct Deposit of Dividends

We encourage all stockholders who receive their dividends in cash to participate in direct deposit. To enroll in this service, please mail your request along with a copy of a voided check to Computershare at the address noted below.

Transfer Agent Contact Information

Computershare Trust Company, N.A.	Telephone Inside the USA:	(877) 498-8861
211 Quality Circle, Suite 210	Telephone Outside the USA:	(781) 575-2723
College Station, TX 77845	TDD/TTY for Hearing Impaired:	(800) 952-9245

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — J.B. HUNT TRANSPORT SERVICES, INC.	+

This Proxy is being solicited on behalf of the Board of Directors of:

J.B. HUNT TRANSPORT SERVICES, INC.

615 J. B. Hunt Corporate Drive

Lowell, Arkansas 72745

The undersigned hereby constitutes and appoints Kirk Thompson and John N. Roberts III or either of them, proxies for the undersigned, with power of substitution, to represent the undersigned and to vote all of the shares of common stock of J.B. Hunt Transport Services, Inc. (the “Company”) which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on April 21, 2016, at the offices of the Company, 615 J.B. Hunt Corporate Drive, Lowell, Arkansas, and at any adjournment thereof.

This proxy when properly executed will be voted in the manner directed herein by the undersigned. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ALL DIRECTOR NOMINEES LISTED, FOR PROPOSAL 2, AND AGAINST PROPOSAL 3.

The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The Proxy Committee cannot vote your shares unless you sign and return this card.

Important Notice Regarding Internet Availability of Proxy Materials for the Stockholder Meeting to be Held on April 21, 2016

The proxy materials for the Company’s Annual Meeting of Stockholders, including the 2015 Annual Report and Proxy Statement, are available over the Internet by accessing www.envisionreports.com/jbht.

C	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

¢	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.	+

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposal 2, and AGAINST Proposal 3.

1.	Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
	01 - Douglas G. Duncan	☐	☐	☐	02 - Francesca M. Edwardson	☐	☐	☐	03 - Wayne Garrison	☐	☐	☐

	04 - Sharilyn S. Gasaway	☐	☐	☐	05 - Gary C. George	☐	☐	☐	06 - J. Bryan Hunt, Jr.	☐	☐	☐

	07 - Coleman H. Peterson	☐	☐	☐	08 - John N. Roberts III	☐	☐	☐	09 - James L. Robo	☐	☐	☐

	10 - Kirk Thompson	☐	☐	☐

		For	Against	Abstain

2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent public accountants for calendar year 2016.	☐	☐	☐

4.	To transact such other business as may properly come before the meeting or any adjournments thereof.

		For	Against	Abstain

3.	To approve a stockholder proposal regarding sexual orientation nondiscrimination policy.	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — J.B. HUNT TRANSPORT SERVICES, INC.

This Proxy is being solicited on behalf of the Board of Directors of:

J.B. HUNT TRANSPORT SERVICES, INC.

615 J. B. Hunt Corporate Drive

Lowell, Arkansas 72745

The undersigned hereby constitutes and appoints Kirk Thompson and John N. Roberts III or either of them, proxies for the undersigned, with power of substitution, to represent the undersigned and to vote all of the shares of common stock of J.B. Hunt Transport Services, Inc. (the “Company”) which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on April 21, 2016, at the offices of the Company, 615 J.B. Hunt Corporate Drive, Lowell, Arkansas, and at any adjournment thereof.

This proxy when properly executed will be voted in the manner directed herein by the undersigned. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ALL DIRECTOR NOMINEES LISTED, FOR PROPOSAL 2, AND AGAINST PROPOSAL 3.

The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The Proxy Committee cannot vote your shares unless you sign and return this card.

Important Notice Regarding Internet Availability of Proxy Materials for the Stockholder Meeting to be Held on April 21, 2016

The proxy materials for the Company’s Annual Meeting of Stockholders, including the 2015 Annual Report and Proxy Statement, are available over the Internet by accessing www.edocumentview.com/jbht.